Maybe

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

DIODES INCORPORATED

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

DIODES INCORPORATED

Notice of Annual Meeting of Stockholders

To Be Held May 24, 2021

Notice is hereby given that the annual meeting (the “Meeting”) of the stockholders of Diodes Incorporated (the “Company”) will be held online via live audio webcast at www.proxydocs.com/DIOD on Monday, May 24, 2021, at 7:00 p.m. (Central Time). Due to the continued public health impact of the Coronavirus outbreak and out of an abundance of caution to support the health and well-being of our employees, stockholders, and communities, the Meeting will be conducted completely virtually, via a live audio webcast; there will be no physical meeting location. Even though our Meeting is being held virtually, stockholders will still have the ability to participate in, hear others, and ask questions during the Meeting. The Meeting is being held for the following purposes:

1.

Election of Directors. To elect eight persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The Board of Directors’ nominees are: Angie Chen Button, C.H. Chen, Warren Chen, Michael R. Giordano, Keh-Shew Lu, Peter M. Menard, Christina Wen-Chi Sung and Michael K.C. Tsai.

2.	Approval of Executive Compensation. To approve, on an advisory basis, the Company’s executive compensation.
3.

Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

4.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

It is possible that an adjournment or postponement may be necessary that makes us unable to hold the Meeting on the date as planned. If such an adjournment or postponement is made, the Company will notify stockholders through the issuance of a press release and the filing of definitive additional soliciting material with the Securities and Exchange Commission.

Only persons who were stockholders of record at the close of business on March 29, 2021 are entitled to notice of and to vote either by proxy or at the Meeting or any adjournment or postponement thereof.

The proxy statement, which accompanies this Notice, contains additional information regarding the proposals to be considered at the Meeting, and stockholders are encouraged to read it in its entirety.

We have elected to provide access to our proxy materials by notifying you of the availability of our proxy statement and our fiscal 2020 Annual Report to Stockholders over the Internet at www.proxydocs.com/DIOD. Stockholders may also obtain a printed copy of the proxy materials free of charge by following the instructions provided in the Notice of Internet Availability of Proxy Materials that will be first mailed to stockholders on or about April 14, 2021 or in the enclosed proxy statement.

As set forth in the enclosed proxy statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Board of Directors.

Whether or not you plan to participate in the virtual Meeting, YOUR VOTE IS IMPORTANT. Please follow the instructions enclosed to ensure that your shares are voted. If you participate in the Meeting, you may revoke your proxy at any time prior to its exercise at the Meeting.

Dated at Plano, Texas, this 14th day of April, 2021.

By Order of the Board of Directors,

DIODES INCORPORATED

Richard D. White,
Secretary

IF YOU PLAN TO ATTEND THE MEETING

If you plan to attend the Meeting online you must be registered no later than 5:00 p.m. Central Time on May 22, 2021. To register go to www.proxydocs.com/DIOD.  Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Meeting and will also permit you to submit questions during the Meeting and in advance. Please be sure to follow instructions found on your proxy card and subsequent instructions that will be delivered to you via email. You will be able to listen, vote, and submit questions from any remote location that has Internet connectivity.  Technical assistance is available as part of the instructions.

DIODES INCORPORATED

4949 Hedgcoxe Road, Suite 200

Plano, Texas 75024

(972) 987-3900

PROXY STATEMENT

ANNUAL MEETING: MAY 24, 2021

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Diodes Incorporated (the “Company”) for use at the annual meeting (the “Meeting”) of the stockholders of the Company to be held online via live audio webcast at www.proxydocs.com/DIOD on Monday, May 24, 2021, at 7:00 p.m. (Central Time), and at any adjournment or postponement thereof. Only stockholders of record at the close of business on March 29, 2021 (the “Record Date”) are entitled to notice of and to vote by proxy or at the Meeting or any adjournment or postponement thereof.

Matters to be Considered at the Meeting

The matters to be considered and voted upon at the Meeting will be:

1.

Election of Directors. To elect eight persons to the Board, each to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The Board’s nominees are: Angie Chen Button, C.H. Chen, Warren Chen, Michael R. Giordano, Keh-Shew Lu, Peter M. Menard, Christina Wen-Chi Sung and Michael K.C. Tsai.

2.	Approval of Executive Compensation. To approve, on an advisory basis, the Company’s executive compensation.
3.

Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

4.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Voting Recommendations of the Board

Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the approval of executive compensation and “FOR” the ratification of the appointment of Moss Adams LLP.

Voting Shares Held in “Street Name”

Brokerage firms who are members of the New York Stock Exchange cannot vote your shares held in street name in the election of directors or on executive compensation, if you fail to instruct the organization how to vote such shares. Therefore, it is very important that you provide instructions on how to vote any shares beneficially owned by you in street name.

Internet Access to Proxy Materials

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet at www.proxydocs.com/DIOD. Stockholders will not receive printed copies of the proxy materials unless they have requested us to provide proxy materials in printed form. On or about April 14, 2021, a

1 Diodes Incorporated

Notice of Internet Availability of Proxy Materials (the “Notice”) will be first sent to our stockholders of record and beneficial owners.  All stockholders receiving the Notice can request a printed copy of the proxy materials.

The Notice provides you with instructions regarding how to:

●	View our proxy materials for the Meeting on the Internet;
●	Request a printed copy of the proxy materials; and
●	Instruct us to send future proxy materials to you by mail or electronically by email on an ongoing basis.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it, and it is your responsibility to notify us of any change to your email address given to us.

The proxy materials include:

●	Notice of Annual Meeting of Stockholders;
●	This Proxy Statement; and
●	The 2020 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you request printed copies of the proxy materials by mail, these materials will also include a proxy card.

How to Vote

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you are a stockholder of record, you may attend the Meeting and vote in person via the Internet at www.proxydocs.com/DIOD.

If you do not wish to attend the Meeting and vote online during the Meeting, you may vote by proxy. There are three ways to vote by proxy. You may submit a proxy by telephone by calling (855) 686-4804 and following the instructions provided. You may submit a proxy over the Internet at www.proxypush.com/diod by following the instructions provided. If you request and receive a printed copy of the proxy materials by mail, you can submit a proxy by signing and dating the enclosed proxy card and either mailing it in the postage-paid envelope provided to the address stated on the proxy card or transmitting it by facsimile to the Inspector of Elections at (972) 731-3510.

Telephone and Internet voting facilities for stockholders will be available 24 hours a day and will close at 5:00 p.m. (Central Time) on May 21, 2021. If a proxy is properly submitted and is not revoked, the proxy will be voted at the Meeting in accordance with the stockholder’s instructions indicated on the proxy. If no instructions are indicated on the proxy with respect to any matter, the proxy will be voted on such matter as follows: “FOR” the election of the Board’s nominees, “FOR” the approval of executive compensation, “FOR” ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and in accordance with the recommendations of the Board as to any other matter that may properly be brought before the Meeting or any adjournment or postponement thereof.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account by following the instructions they provided. If you wish to attend the Meeting and vote during the Meeting in person via the Internet, you must obtain a proxy executed in your favor from the organization that holds your shares.

2 Diodes Incorporated

Even if you plan to attend the Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Meeting.

How to Change or Revoke Your Vote

You may change your vote at any time before the vote at the Meeting. If you are a stockholder of record, you may change your vote by submitting a proxy over the Internet or telephone on a later date (only your last Internet or telephone proxy will be counted), or by filing a written revocation, or a duly executed proxy card bearing a later date, with the Company’s Secretary at the Meeting or at our offices located at 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024 provided that any such written revocation or duly executed proxy card bearing a later date must be received at such offices no later than May 21, 2021. You may also change your vote by attending the Meeting and voting in person via the Internet. Attending the Meeting will not automatically revoke a previously granted proxy unless you vote at the Meeting or file a written revocation with the Company’s Secretary at or before the Meeting.

If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to the brokerage firm, bank, broker-dealer or other organization holding your shares by following the instructions they provided or, if you obtained a proxy in your favor from that organization, by attending the Meeting and voting in person via the Internet.

Meeting Admission

Due to concerns around the spread of COVID-19 in the United States and globally, this year our Meeting will be a completely virtual meeting, which will be conducted via live audio webcast at www.proxydocs.com/DIOD. You are entitled to participate in the Meeting only if you were a holder of Diodes’ Common Stock at the close of business on March 29, 2021, which is the record date for the Meeting, or if you hold a valid proxy. If you plan to attend the Meeting online you must be registered no later than 5:00 p.m. (Central Time) on May 21, 2021. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Meeting and will also permit you to submit questions during the Meeting and in advance. Please be sure to follow instructions found on your proxy card and subsequent instructions that will be delivered to you via email. You will be able to participate in, hear others and ask questions from any remote location that has Internet connectivity.  Technical assistance is available as part of the instructions.

Voting Rights

The authorized capital of the Company consists of (i) 70,000,000 shares of Common Stock, par value $0.66-2/3 per share (“Common Stock”), of which 44,599,992 shares were issued and outstanding on the Record Date, and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”), none of which were issued and outstanding on the Record Date.

A majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting, present either in person via the Internet or by proxy, constitutes a quorum for the conduct of business at the Meeting. Votes withheld, abstentions and “broker non-votes” (as defined below) will be counted for the purpose of determining the presence of a quorum.

Each stockholder is entitled to one vote, in person via the Internet or by proxy, for each share of Common Stock standing in his or her name on the books of the Company at the close of business on the Record Date on any matter submitted to the stockholders, except that in connection with the election of directors, each stockholder has the right to cumulate votes. Cumulative voting entitles a stockholder to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock owned by such stockholder, or to distribute such stockholder’s votes on the same principle among as many candidates and in such manner as the stockholder shall desire.

3 Diodes Incorporated

If you are a stockholder of record and wish to exercise cumulative voting rights, you must submit a proxy by mail or attend the Meeting and vote in person via the Internet. Your proxy card or ballot must specify how you want to allocate your votes among the nominees. Telephone and Internet voting facilities do not accommodate cumulative voting. If you hold your shares in street name, contact your brokerage firm, bank, broker-dealer, or other similar organization for directions on how to exercise cumulative voting rights using their voting instruction card, or to request a legal proxy so that you can vote your shares directly. Discretionary authority to cumulate votes is hereby solicited by the Board. If you return a signed proxy card or submit voting instructions in writing without providing instructions about cumulative voting, or if you submit a proxy by telephone or in person via the Internet, you will confer on the designated Proxyholders named below discretionary authority to exercise cumulative voting. If they elect to do so, they will be authorized, in their discretion, to cast your votes for some or all of the nominees in the manner recommended by the Board or otherwise in the discretion of the Proxyholders. However, they will not cast any of your votes for a nominee as to whom you have instructed them on your proxy card, voting instruction card or otherwise to withhold a vote. If you do not wish to grant the Proxyholders authority to cumulate your votes in the election of directors, you must explicitly state that objection on your proxy card or voting instruction card, as applicable.

For Proposal 1, our Bylaws provide that, in the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected; provided, however, that the Board has adopted a policy requiring that in an uncontested election (such as the election held at this Meeting), each nominee will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes “WITHHELD.” Abstentions and broker non‑votes are not considered a vote cast and, therefore, will have no effect with respect to the election of directors other than to reduce the number of affirmative votes required to elect a director. “Broker non‑votes” are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity. See “Proposal One – Election of Directors” and “Corporate Governance – Director Resignation Policy.”

Proposals 2 and 3 require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present, in person via the Internet or by proxy, and entitled to vote on the proposal at the Meeting. Abstentions will be included in the number of votes present and entitled to vote on these proposals and, accordingly, will have the effect of a vote “AGAINST” the proposal.  Broker non-votes with respect to these proposals will not be counted as shares present and entitled to vote on these proposals and, accordingly, will not have any effect with respect to the approval of these proposals (other than to reduce the number of affirmative votes required to approve the proposal). The vote with respect to executive compensation is not binding on the Company, the Board or the Compensation Committee of the Board (the “Compensation Committee”). However, the Board and the Compensation Committee will review the result of this vote and take it into consideration when making future decisions regarding executive compensation.  Although the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 is not required to be submitted to a vote of stockholders, the Audit Committee believes that it is appropriate as a matter of policy to request that the stockholders ratify the appointment of the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person via the Internet or by proxy, and entitled to vote on the proposal at the Meeting, the Board will consider the selection of another independent registered public accounting firm.

On the Record Date, 1,596,150 shares (or approximately 3.5%) were beneficially owned by directors and executive officers of the Company. Each of the directors and executive officers have informed the Company that they will vote “FOR” the election of the Board’s nominees named herein, “FOR” the approval of executive compensation and “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

4 Diodes Incorporated

Organizations holding Common Stock in “street name” that are members of a stock exchange are required by the rules of the applicable stock exchange to transmit the proxy materials to the beneficial owner of the Common Stock and to solicit voting instructions with respect to the matters submitted to the stockholders. If the organization has not received instructions from the beneficial owner by the date specified in the statement accompanying such proxy materials, the organization may give or authorize the giving of a proxy to vote the Common Stock in its discretion as to “routine” matters, but not as to “non-routine” matters. When an organization is unable to vote a client’s shares on a proposal, the missing votes are referred to as “broker non-votes.” If you hold Common Stock in “street name” and you fail to instruct the organization that holds your shares as to how to vote such shares, that organization may, in its discretion, vote such Common Stock “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, which is considered a routine matter, but not with respect to the election of the nominees to the Board or the advisory vote on executive compensation, which are considered non-routine matters.

Procedures for Stockholder Nominations and Proposals

Under the Company’s Bylaws, any stockholder generally may submit proposals or nominate one or more persons for election as directors by following the procedures described in this Proxy Statement under “Proposals of Stockholders and Stockholder Nominations for 2022 Annual Meeting.” No notice of a stockholder proposal or nomination was timely received in connection with the Meeting.

Cost of Proxy Solicitation

This proxy solicitation is made by the Board, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and any other material used in this proxy solicitation. If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with stockholders of record, beneficial owners, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile transmissions, email or in person via the Internet to request that the proxies be furnished. No additional compensation will be paid for these services to officers or employees of the Company. The Company will reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries, for their reasonable expenses in forwarding proxy materials to their principals. We have not engaged a proxy solicitor at this time, but the Board may determine it is necessary to employ an outside firm to assist in the solicitation process. If so, we will pay the proxy solicitor its reasonable and customary fees, estimated not to exceed $15,000 plus reasonable out-of-pocket expenses.

Other Business

As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the Meeting, including a motion to adjourn the Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the designated proxyholders, Dr. Keh-Shew Lu, the Company’s Chairman, President and Chief Executive Officer and Brett Whitmire, the Company’s Chief Financial Officer, (the “Proxyholders”), will vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy. Such authorization includes authority to appoint a substitute nominee or nominees to the Board’s nominees identified herein where death, illness or other circumstances arise which prevent any such nominee from serving in such position and to vote such proxy for such substitute nominee.

5 Diodes Incorporated

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock as of the Record Date by each person known to the Company to be the beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock (other than depositories).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
BlackRock, Inc. (“BlackRock”) 55 East 52nd Street New York, New York 10022	6,567,054	(3)	14.7%
The Vanguard Group (“Vanguard”) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	5,133,298	(4)	11.5%
Dimensional Fund Advisors LP ("Dimensional") 15660 Dallas Pkwy Ste 850 Dallas, Texas 75248	2,860,798	(5)	6.4%

(1) The named stockholder has sole voting power and investment power with respect to the shares listed, except as indicated below.

(2) Based on 44,599,992 shares outstanding as of the Record Date.

(3) Based solely on information provided by BlackRock in Schedule 13G/A filed with the SEC on January 27, 2021, reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G/A, BlackRock has sole voting power with respect to 6,501,030 shares, has sole dispositive power with respect to 6,567,054 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

(4) Based solely on information provided by Vanguard in Schedule 13G/A filed with the SEC on March 10, 2021, reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G/A, Vanguard has shared voting power with respect to 54,175 shares, has sole dispositive power with respect to 5,042,940 shares and has shared dispositive power with respect to 90,358 shares.

(5) Based solely on information provided by Dimensional in Schedule 13G/A filed with the SEC on February 12, 2021, reporting beneficial ownership of the Company’s Common Stock.  According to the Schedule 13G/A, Dimensional has sole voting power with respect to 2,754,587 shares, has sole dispositive power with respect to 2,860,798 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

6 Diodes Incorporated

The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date by (i) each director and nominee of the Company, (ii) each Named Executive Officer (“NEO”) of the Company (as defined below), and (iii) all directors, nominees and executive officers of the Company as a group.

Name of Beneficial Owner	Common Stock Underlying Options or Restricted Stock Units (1)	Common Stock	Amount and Nature of Beneficial Ownership (2)		Percent of Class (3) (4)
Directors and Nominee
Angie Chen Button	—	—	—		*
C.H. Chen	13,525	211,904	225,429	(1)	*
Warren Chen	900	—	900	(1)	*
Michael R. Giordano	4,050	74,855	78,905	(1)	*
Keh-Shew Lu (5)	151,687	861,672	1,013,359	(1)(6)(8)	2.3%
Peter M. Menard	2,975	3,150	6,125	(1)	*
Christina Wen-Chi Sung	4,050	6,375	10,425	(1)	*
Michael K.C. Tsai	4,050	35,400	39,450	(1)	*
Named Executive Officers
Brett R. Whitmire	—	—	—	(1)(8)	*
Julie Holland	—	31,077	31,077	(1)(8)	*
Francis Tang	—	34,206	34,206	(1)(8)	*
Emily Yang	—	24,373	24,373	(1)(8)	*
All directors and executive officers of the Company as a group (15 individuals including those named above)	181,237	1,414,913	1,596,150	(7)	3.5%

* Indicates less than 1%.

(1) Consists of shares of Common Stock that the named individual has the right to acquire within sixty (60) days after the Record Date by exercising stock options or the vesting of restricted stock units (“RSUs”) or performance stock units (“PSUs”). For further discussion on the Company’s use of equity awards, see “Compensation Discussion and Analysis – Principal Components of Compensation - Long-Term Incentive (LTI) Plan.”

(2) The named stockholder has sole voting power and investment power with respect to the shares listed, except as indicated and subject to community property laws where applicable.

(3) Under Rule 13d-3 of the Securities Exchange Act of 1934 (the “Act”), certain shares may be deemed to be beneficially owned by more than one person (for example, if a person shares the power to vote or the power to dispose of the shares). In addition, under Rule 13d-3(d)(1) of the Exchange Act, shares which the person (or group) has the right to acquire within sixty (60) days after the Record Date are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person or group. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership of voting power with respect to the number of shares of Common Stock actually outstanding at the Record Date.

(4) Percent of Class is based on 44,599,992 shares of the Common Stock of the Company outstanding as of the Record Date.

(5) Dr. Lu is Chairman of the Board, President and the Chief Executive Officer of the Company, and a NEO.

(6) Includes 46,150 shares of Common Stock held in the name of an UTMA (Custodial) Trust, and 421,671 shares held in the name of the Lu Grandchildren’s Trust. Dr. Lu is a co-trustee of the Lu Family Revocable Trust, the UTMA (Custodial) Trust and the Lu Grandchildren’s Trust. Dr. Lu has voting and investment authority over these shares.

(7) Includes 182,112 shares that all directors and executive officers of the Company have the right to acquire within sixty (60) days after the Record Date, by exercising stock options or the vesting of RSUs, but excludes an additional 678,538 shares that all directors and executive officers of the Company will have the right to acquire upon the exercise of stock options or the vesting of RSUs and PSUs, which may vest in installments more than sixty (60) days after the Record Date.

(8) Does not include 59,000, 12,000, 17,000, 17,000 and 13,000 shares of Common Stock subject to PSUs granted February 21, 2019 to Messrs. Lu, Whitmire, Tang, Ms. Holland and Ms. Yang, respectively, that vest only if (i) the Company achieves a targeted Non-GAAP operating income for 2019 through 2021 and (ii) the executive continues to provide services to the Company. Also does not include 53,100, 10,800, 15,300, 15,300 and 11,700 shares of Common Stock subject to PSUs granted February 19, 2020 to Messrs. Lu, Whitmire and Tang, Ms. Holland and Ms. Yang, respectively, that vest only if (i) the Company achieves a targeted Non-GAAP operating income for 2020 through 2022 and (ii) the executive continues to provide services to the Company. Also does not include 32,000, 7,600, 7,600, 9,200 and 7,600 shares of Common Stock subject to PSUs granted February 8, 2021 to Messrs. Lu, Whitmire and Tang, Ms. Holland and Ms. Yang, respectively, that vest only if (i) the Company achieves a targeted Non-GAAP operating income for 2021 through 2023 and (ii) the executive continues to provide services to the Company.

Also does not include 450 shares of Common Stock subject to RSUs granted on July 3, 2017 to Ms. Yang that vest in one remaining installment on July 3, 2021, if the executive continues to provide services to the Company. Also does not include 15,750, 4,500, 3,250, and 2,500 shares of Common Stock subject to RSUs granted on February 14, 2018 to Messrs. Lu, Tang, Ms. Holland and Ms. Yang, respectively, that vest on February 14, 2022, if the executive continues to provide services to the Company. Also does not include 29,500, 6,000, 8,500, 8,500 and 6,500 shares of Common Stock subject to RSUs granted on February 21, 2019 to Messrs. Lu, Whitmire, Tang and Ms. Holland and Ms. Yang, respectively, that vest in two equal annual installments on February 26,  2022 and 2023, if the executive continues to provide services to the Company. Also does not include 39,825, 8,100, 11,475, 11,475 and 8,775 shares of Common Stock subject to RSUs granted on February 19, 2020 to Messrs. Lu, Whitmire, Tang and Ms. Holland and Ms. Yang, respectively, that vest in three equal annual installments on February 19, 2022, 2023 and 2024, if the executive continues to provide services to the Company. Also does not include 32,000, 7,600, 7,600, 9,200 and 7,600 shares of Common Stock subject

7 Diodes Incorporated

to RSUs granted on February 8, 2021 to Messrs. Lu, Whitmire, Tang and Ms. Holland and Ms. Yang, respectively, that vest in three equal annual installments on February 24, 2022, 2023, 2024 and, if the executive continues to provide services to the Company. Also does not include 6,750 shares of Common Stock subject to RSUs granted on May 20, 2020 to Dr. Lu that vest in four equal annual installments on May 20, 2021, 2022, 2023 and 2024, if the executive continues to provide services to the Company. Also does not include 750 shares of Common Stock subject to RSUs granted on July 3, 2017, to Mr. Whitmire that vest on July 3, 2021, if the executive continues to provide services to the Company. Also does not include 1,200 shares of Common Stock subject to RSUs granted on July 2, 2018, to Mr. Whitmire that vest in two equal installments on July 3, 2021 and 2022, if the executive continues to provide services to the Company.

For further discussion on the operating income performance goal and service condition related to these grants, see “Compensation Discussion and Analysis – Principal Components of Compensation - Long-Term Incentive (LTI) Plan.”

8 Diodes Incorporated

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of directors shall be determined from time to time by the Board, but may not be less than five nor more than seventeen. Currently, the Board has fixed the number of directors at eight. The Company’s Bylaws further provide for the election of each director at each annual meeting of stockholders.

The persons nominated have been nominated for election to the Board to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. All nominees are currently directors of the Company, and all nominees have indicated their willingness to serve. Unless otherwise instructed, proxies will be voted in such a way as to elect as many of these nominees as possible under applicable voting rules. In the event that any of the nominees should be unable or unwilling to serve as a director, proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

The Company’s Corporate Governance Guidelines provides that a member of the Board will not be eligible to stand for re-election to the Board after attaining the age of 75 provided that the Board may waive the requirement for up to five years for any director.  Prior to the date of this Proxy Statement, Mr. C.H. Chen attained the age of 77, and the Board waived this requirement to allow him to be eligible to stand for re-election to the Board at the Meeting.

The eight nominees who receive the highest number of affirmative votes will be elected. The Board has adopted a policy requiring that in an uncontested election (such as the election held at the Meeting), each nominee will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes “WITHHELD.” See “Corporate Governance – Director Resignation Policy.”

None of the nominees were selected pursuant to any arrangement or understanding, other than that with the directors of the Company acting within their capacity as such. There are no family relationships among the directors of the Company as of the date hereof, and, except as set forth below, as of the date hereof, no directorships are now, or in the past five years have been, held by any director in a company that has a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

The following table and discussion sets forth certain biographical information concerning the nominees of the Company as of the Record Date:

Nominees	Age	Position with the Company	Director Since
Keh-Shew Lu	74	Chairman of the Board, President and Chief Executive Officer, and Director	2001
C.H. Chen	77	Director and Vice Chairman of the Board	2000
Michael K.C. Tsai	67	Lead Director	2010
Angie Chen Button	67	Director	2021
Warren Chen	71	Director	2020
Michael R. Giordano	74	Director	1990
Peter M. Menard	67	Director	2018
Christina Wen-Chi Sung	67	Director	2017

9 Diodes Incorporated

Keh-Shew Lu

Chairman, President, and Chief Executive Officer

Member, Risk Oversight Committee

Dr. Lu was elected Chairman of the Board in May 2020 and appointed President and Chief Executive Officer of the Company in June 2005 after serving on the Board since 2001. Dr. Lu is also a board member of Lite-On Technology Corporation and Nuvoton Technology Corporation, two publicly held companies. Dr. Lu is the founding Chairman of the Asian American Citizen’s Council. From 2001 to 2005, Dr. Lu was a partner of the WK Technology Venture Fund. From 1998 to 2001, Dr. Lu served as Senior Vice President and General Manager of Worldwide Mixed-Signal and Logic Products of Texas Instruments (“TI”). His responsibilities included all aspects of the analog, mixed-signal and logic products for TI’s worldwide business, including design, process and product development, manufacturing and marketing. From 1996 to 1998, Dr. Lu was the manager of TI’s worldwide memory business. In addition, he served as the President of TI Asia from 1994 to 1997 where he supervised all of TI activities in Asia, excluding Japan. Dr. Lu holds a bachelor’s degree in Electrical Engineering from the National Cheng Kung University in Taiwan, and a master’s degree and a doctorate in Electrical Engineering from Texas Tech University.

Having worked in the semiconductor industry for more than 40 years and, particularly, having served in various managerial and senior executive capacities at TI, Dr. Lu possesses a wealth of semiconductor management experience. Dr. Lu is also an experienced board leader and member, having served for many years on behalf of several public and private companies.

C.H. Chen

Director and Vice Chairman of the Board

Chair, Governance and Stockholder Relations Committee

Chair, Risk Oversight Committee

Mr. Chen was appointed the Company’s Vice Chairman of the Board in 2005. Mr. Chen is also a board member of Lite-On Technology Corp. and Kwong Lung Enterprise Co., Ltd. Mr. Chen served as the Company’s President and Chief Executive Officer from 2000 until 2005. From 1969 to 1990, Mr. Chen held various positions at Texas Instruments (“TI”), most recently as the Vice President of TI Taiwan. In 1990, he left TI to found Dyna Image Corporation, which merged with Lite-On Semiconductor Corp. in 2000. Mr. Chen received his bachelor’s degree in Mechanical Engineering from National Taiwan University.

Mr. Chen has extensive experience in the semiconductor industry, particularly in Asia, including as a director of several Asian semiconductor companies. This experience provides the Board with a valuable perspective on the current and future trends and challenges in the semiconductor industry in Asia. As the Company’s former President and Chief Executive Officer, Mr. Chen’s understanding of the Company enables him to provide advice to the Board on matters concerning the operations of the Company. Mr. Chen is not related to Ms. Button or Mr. Warren Chen.

Michael K.C. Tsai

Lead Director

Chair, Compensation Committee

Member, Governance and Stockholder Relations Committee

Mr. Tsai joined and co-founded Powerchip Semiconductor Corp. in 1994, and with the company’s growth has held various positions as Senior VP, President, and Vice Chairman. He has acted as Chairman of the Board of several companies that Powerchip held equity positions in: Nexchip Semiconductor Corp., a joint venture in China, since April 2020; AP Memory Technology Corp. since 2017; Maxchip Electronics Corp. from 2008 to April 2019; Zentel Electronics Corp. from 2010 to 2016; and uPI Semiconductor Corp. from 2007 to 2011. He was also the Chairman of the Board and the Chief Executive Officer of Elitegroup Computer Systems, Inc. from 1991 to 1994; a partner of Tailink Venture Corp. from 1990 to 1994; the President and Chief Executive Officer of Esprit Systems, Inc. from 1989 to 1990; and held numerous executive positions in sales, marketing, planning, and general management with the Acer Group from 1978 to

10 Diodes Incorporated

1988. He has further been a director on the board of the Taiwan Semiconductor Industry Association since 2000 through the present. Mr. Tsai began his career as an electronic design engineer with Tatung Corp. in 1977. Mr. Tsai received his bachelor’s degree in Control Engineering and Computer Science from National Chiao-Tung University in Taiwan in 1975.

Mr. Tsai’s decades of experience serving on the boards of numerous technology and semiconductor companies, and holding various management positions in companies in the technology and semiconductor industry, provide an insightful view of the semiconductor industry to the Board. Mr. Tsai also brings a range of boardroom experience and corporate governance knowledge to further strengthen the operation of the Board.

Angie Chen Button

Director

Ms. Button has served as a representative in the State of Texas House of Representatives since 2009. The only Asian American Woman legislator in Texas, she currently chairs the International Relations and Economic Development Committee, and has previously served as Chair of the Urban Affairs Committee, as Chair of the Economic and Small Business Development Committee, as Vice Chair of the Technology Committee, sat on the Appropriations (Budget) Committee, and has sat and currently serves on the Ways and Means (Taxation) Committee. A CPA, Ms. Button worked for Texas Instruments for over 30 years in various auditing, finance, business development, procurement, and international marketing positions. She also served on the Audit Committee of the Dallas Area Rapid Transit Board. As a state representative, she brings experience and connections in dealing with government officials and business leaders, including promoting international business and trade.

Ms. Button received her bachelor’s degree in Accounting from National Taiwan University in 1976, her master’s degree in Public Finance from National Chengchi University in 1978, and her master’s degree in Management Science from University of Texas at Dallas in 1980. Ms. Button is a co-founder of the DFW Asian American Citizens Council. Ms. Button is not related to Mr. C.H. Chen or Mr. Warren Chen.

Warren Chen

Director

Member, Compensation Committee

Member, Governance and Stockholder Relations Committee

Member, Risk Oversight Committee

Mr. Warren Chen has been a member of the Board of Lite-On Technology Corp. (“LTC”) since 2002 and was promoted to President of the Lite-On Group in 2010. He was named Vice Chairman and Group CEO of LTC since 2014 and stepped down on July 31, 2020. He joined the Lite-On Group in 1983 and has served in positions of increasing responsibility, including as Group Deputy CEO and Core Investment CEO from 2006 to 2010, Deputy CEO of LTC from 2000 to 2006, President of Taiwan Lite-On Electronics Inc. from 1992 to 2000, Senior Vice President of Lite-On Inc. and Production Manager of Compound Semi, Inc. (CA). Prior to joining the Lite-On Group, from 1975 to 1983, Mr. Warren Chen served as manufacturing superintendent for TI Taiwan. Mr. Warren Chen holds a bachelor’s degree in Chemical Engineering from Chinese Culture University. Lite-On Semiconductor Corp. was a company in the Lite-On Group. See “Certain Relationships and Related Person Transactions – Relationships and Transactions.”

Mr. Warren Chen’s approximately 45 years of management experience in the electronics industry and the global supply chain provides the Board with perspective on the future trends and challenges in the semiconductor industry. Mr. Warren Chen is not related to Ms. Angie Chen Button or Mr. C.H. Chen.

Michael R. Giordano

Director

Chair, Audit Committee (Audit Committee Financial Expert)

Mr. Giordano, CIMA, currently serves as Associate Director, Senior Wealth Strategy Associate at the private-banking firm of UBS Financial Services, Inc., having previously served as Senior Vice President-Investment Consulting from when UBS

11 Diodes Incorporated

AG acquired PaineWebber, Inc. in 2000 until 2017. PaineWebber, Inc. had acquired his previous employer, Kidder Peabody and Co., Inc., by whom he was employed since 1979. Mr. Giordano advises corporations, foundations, trusts, and municipal governments in investments and finance. Mr. Giordano has served as a board member of Rosalind Inc., a private San Diego genomic analysis company, since July 2017, and also served as Chairman of the Board and the Chief Executive Officer of the Leo D. Fields Co. from 1980 to 1990, when GWC Holdings acquired it. From 2001 to 2003, he served as a board member of Professional Business Bank, a publicly traded corporation. Formerly a captain and pilot in the United States Air Force, Mr. Giordano received his bachelor’s degree in Aerospace Engineering from California State Polytechnic University and his master’s degree in Business Administration (Management and Finance) from the University of Utah. Mr. Giordano also completed post-graduate work in International Investments at Babson College and is certified by the Investment Management Consultants Association. He is also certified by the John E. Anderson Graduate School of Management, University of California at Los Angeles as a Corporate Director, having demonstrated understanding of directorship and corporate governance.

Mr. Giordano is an experienced leader who has worked in the financial sector for more than 38 years and possesses the skills necessary to lead the Company’s Audit Committee. Having been with UBS Financial Services, Inc. (and its predecessors) since 1979, he has advised numerous public, private, profit, and non-profit organizations in investments and finance. Mr. Giordano’s experience provides the Board with knowledge in financial and accounting matters.

Peter M. Menard

Director

Member, Audit Committee

Member, Governance and Stockholder Relations Committee

Mr. Menard practiced securities law from 1979 until 2018. From 1998 until his retirement in 2018, Mr. Menard was a partner with the international law firm of Sheppard, Mullin, Richter & Hampton, LLP where his principal areas of practice were corporate governance, securities law compliance, and corporate transactions. He has been a member of the Executive Committee of the Business Law Section of the California Lawyers Association (“BLS”), a Chair of the Corporations Committee of the BLS, Chair of the Business & Corporations Section of the Los Angeles County Bar Association, and an adjunct professor at University of Southern California Gould School of Law where he taught a course in securities regulation. Mr. Menard is a member of the Board of Directors and a member of the Governance Committee and the Audit Committee of Huntington Medical Research Institutes.  He received a bachelor’s degree in Mathematics from Santa Clara University in 1974 and a master’s degree in Mathematics in 1976 and J.D. in 1979 from the University of Michigan.

Mr. Menard has 40 years of experience representing publicly traded companies. He brings extensive experience in corporate governance, securities law compliance, corporate social responsibility, shareholder engagement, financial reporting, and executive compensation. He has served of the Board of Directors of multiple nonprofit entities.

Christina Wen-Chi Sung

Director

Member, Audit Committee

Member, Compensation Committee

Ms. Sung served as the Chairman of the Taipei Financial Center Corporation, the management company for Taipei 101, from 2012 to 2015. She previously served as a Director for Arcadyan Technology Corporation from 2012 to 2014 and Independent Director for Lite-On IT Corporation from 2009 to 2013. She was also the head of the HSBC Asset Management Group (Taiwan) from 2004 to 2006 and the co-CEO of JP Morgan Chase (Taiwan) in 2003. Ms. Sung has earned numerous accolades, including: inclusion in the 2019 Most Influential Corporate Directors list by WomenInc. Magazine, the 2003 Most Influential Business Woman of the Year by Taiwan Commonwealth Magazine, the 2002 Montblanc Business Woman of the Year, the 1998 Best CEO of the Securities Industry in Taiwan by the Securities and

12 Diodes Incorporated

Futures Development Foundation Golden Goblet Awards, and 1998 Outstanding Business Woman in Taiwan by the Chinese Business Woman’s Association.

Ms. Sung brings extensive directorship and business experience to the Board, and she continues to serve on multiple nonprofit boards, including as a director of Feng Chia University. After retiring from Taipei 101, she founded Social Welfare and Social Enterprise Revolving Trust (“SERT”) at the end of 2015, which is aimed at providing financial support and management to non-profit organizations and social enterprises in Taiwan. SERT has been awarded by the government for two consecutive years for its special contribution to the related sector. Ms. Sung received her bachelor’s degree in English language and literature from Soochow University in 1976 and her master’s degree in Executive Management of Business Administration from National Cheng-chi University in 2003.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE EIGHT NOMINEES TO THE BOARD SET FORTH ABOVE.

13 Diodes Incorporated

CORPORATE GOVERNANCE

COMMITTEES OF THE BOARD

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance and Stockholder Relations Committee and the Risk Oversight Committee (the “Committees”). Each Committee consists of three or more directors who serve at the discretion of the Board. The Board usually makes Committee and Committee chair assignments annually at its meeting immediately following the Company’s annual meeting of stockholders. The current composition of each Committee is as follows:

Directors	Audit Committee	Compensation Committee	Governance and Stockholder Relations Committee	Risk Oversight Committee
Keh-Shew Lu				Member
C. H. Chen (1)			Chair	Chair
Angie Chen Button (1)(3)
Warren Chen (1)		Member	Member	Member
Michael R. Giordano (1)	Chair (2)
Peter M. Menard (1)	Member		Member
Christina Wen-Chi Sung (1)	Member	Member
Michael K.C. Tsai (1)		Chair	Member

(1) Independent director (as determined by the Board under the rules of The NASDAQ Stock Market LLC (“Nasdaq”) and, in the case of members of the Audit Committee, the rules of the SEC).

(2) Qualifies as “audit committee financial expert” as the term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act.

(3) Ms. Button will receive her committee assignments after the Meeting.

Director Independence

The Board has determined that seven of the eight current directors (all directors other than Dr. Lu, our Chairman, President and Chief Executive Officer) are “independent directors” as shown in the above table, and as the term “independent director” is defined under the rules of Nasdaq. The Board also has determined that each member of its Audit Committee, Compensation Committee and Governance and Stockholder Relations Committee meets the applicable independence requirements prescribed by Nasdaq and the SEC.

In making its independence determinations with regard to Messrs. C.H. Chen and Warren Chen, the Board considered the relationships described under “Certain Relationships and Related Person Transactions – Relationships and Transactions.”

Audit Committee

The Audit Committee makes recommendations to the Board regarding the engagement of the Company’s independent registered public accounting firm, reviews the plan, scope and results of the audit, reviews the Company’s policies and procedures with the Company’s management concerning internal accounting and financial controls, and reviews changes in accounting policy and the scope of non-audit services which may be performed by the Company’s independent registered public accounting firm. The Audit Committee also monitors policies to prohibit unethical, questionable or illegal activities by the Company’s employees. The “Audit Committee Report” section of this Proxy Statement describes in more detail the Audit Committee’s responsibilities, particularly with regard to the Company’s financial statements and its interactions with the Company’s independent registered public accounting firm.

14 Diodes Incorporated

The Board has determined that each member of the Audit Committee is “independent” as that term is defined under the rules of Nasdaq and the SEC, and is able to read and understand fundamental financial statements. The Board also has determined that Mr. Giordano qualifies as an “audit committee financial expert” as defined under the rules of the SEC.

Compensation Committee

The Compensation Committee makes recommendations to the Board regarding compensation, benefits and incentive arrangements for the Chief Executive Officer and other officers and key employees of the Company. The Compensation Committee also administers the 2013 Equity Incentive Plan (the “2013 Plan”), the 2001 Omnibus Equity Incentive Plan (the “2001 Incentive Plan”), the Company’s 401(k) profit sharing plan (the “401(k) Plan”) and the Company’s nonqualified deferred compensation plan. The Board has determined that each member of the Compensation Committee is “independent” as that term is defined under the rules of Nasdaq.

Governance and Stockholder Relations Committee

The principal purposes of the Governance and Stockholder Relations Committee (the “Governance Committee”) are to help ensure that the Board (i) identifies individuals qualified to become members of the Board, consistent with criteria approved by the Board, and (ii) selects the nominees for election at the next annual meeting of stockholders. The Board has determined that each member of the Governance Committee is “independent” as that term is defined under the rules of Nasdaq.

Risk Oversight Committee

The Risk Oversight Committee assists the Board in overseeing the Company’s risk management process by (i) overseeing the Company’s efforts to align its management of risks with its strategic objectives, (ii) overseeing the establishment and implementation of a risk oversight framework, and (iii) reviewing the effectiveness of the risk oversight framework in the identification, assessment, monitoring, management and disclosure of significant risks. The Risk Oversight Committee’s oversight provides reasonable assurance that processes are in place to identify, assess, monitor, manage and disclose risks that may have a material adverse effect on the achievement of the Company’s strategic objectives.

Charters of the Committees

All four Committees operate pursuant to written charters, current copies of which are available on the Company’s website, at www.diodes.com, in the “Investors – Corporate Governance” section.

MEETINGS OF THE BOARD AND COMMITTEES

The following table represents the number of meetings and actions taken by written consent of the Board and the Committees in 2020:

	Meetings Held	Action by Written Consent
Board	5	2
Audit Committee	6	—
Compensation Committee	4	—
Governance and Stockholder Relations Committee	3	—
Risk Oversight Committee	4	—

All current directors attended at least 75% of the total number of meetings of the Board and Committees on which each served held during the period he or she served in 2020.

It is the policy of the Company to require Board members to attend the annual meetings of stockholders, if practicable. Each director, except Mr. Soong, who did not stand for reelection at the 2020 annual meeting of stockholders, and Ms. Button who became a director April 1, 2021, attended the 2020 annual meeting of stockholders.

15 Diodes Incorporated

BOARD LEADERSHIP STRUCTURE

The Chairman of the Board conducts each Board meeting and sets the agenda of each Board meeting after consulting with the Vice Chairman of the Board and members of the Board. The Chairman of the Board also has the responsibility to establish effective communications with the Company’s stakeholders, including stockholders, customers, employees, communities, suppliers, creditors, governments and corporate partners. The Vice Chairman of the Board has the responsibility to assist the Chairman of the Board in fulfilling these responsibilities. With Dr. Lu's appointment as Chairman, the Board determined that the appointment of an independent lead director ("Lead Director") would be appropriate in order to strengthen Board oversight, share certain responsibilities, and facilitate communication, between our Chairman and our independent directors, and continue to follow best practices in corporate governance. To this end, the Board appointed Mr. Tsai, an independent director, to serve as Lead Director. The duties of the Lead Director are to preside at executive sessions of the independent directors, serve as principal liaison between the independent directors and the Chairman, work with the Chairman to set and approve the schedule and agenda for meetings of the Board and its committees, direct the retention of advisors and consultants who report directly to the Board, serve as liaison for consultation and communication with stockholders, oversee the annual evaluation of our Board and its committees and evaluate, in cooperation with the Compensation Committee and all members of the Board, the Chief Executive Officer's performance.

NOMINATING PROCEDURES AND CRITERIA AND BOARD DIVERSITY

Among its functions, the Governance Committee considers and approves nominees for election to the Board. In addition to the candidates proposed by the Board or identified by the Governance Committee, the Governance Committee considers candidates for director suggested by stockholders provided such recommendations are made in accordance with the procedures set forth under “Proposals of Stockholders and Stockholder Nominations for 2022 Annual Meeting.” Stockholder nominations that comply with these procedures and meet the criteria outlined below will receive the same consideration that the Governance Committee’s nominees receive.

Essential criteria for all candidates considered by the Governance Committee include the following:

●	integrity and a commitment to ethical behavior;
●	personal maturity and leadership skills in industry, education, the professions, or government;
●	independence of thought and willingness to deal directly with difficult issues;
●	fulfillment of the broadest definition of diversity, seeking diversity of thought; and
●	broad business or professional experience, with an understanding of business and financial affairs, and the complexities of business organizations.

In evaluating candidates for certain Board positions, the Governance Committee evaluates additional criteria, including the following:

●	technical expertise in engineering, chemistry, solid state physics or electronics;
●	senior management experience and expertise, especially from leadership roles in semiconductor, information technology or electronics corporations;
●	financial or accounting expertise, generally and as necessary to fulfill the financial requirements of the SEC and Nasdaq regulations;
●	leadership experience in other industries to help the Company better understand the care-abouts in key, targeted industries; and
●	experience in investment banking, commercial lending or other financing activities.

In selecting nominees for the Board, the Governance Committee evaluates the general and relevant specialized criteria set forth above prior to commencement of the recruitment process, determines whether a nominee fulfills the independence requirements of the SEC and Nasdaq, evaluates recommendations received from other existing members

16 Diodes Incorporated

of the Board, reviews the education of the nominee, evaluates the quality of experience and achievement of the nominee, reviews the nominee’s current or past membership on other companies’ boards, determines that the nominee has the ability and the willingness to spend the necessary time required to function effectively as a director (except in extraordinary circumstances, no director shall serve on the board of more than four other public companies), and determines that the nominee has a genuine interest in representing the stockholders and the interests of the Company overall.

If the Governance Committee is evaluating a nominee for re-election, the Governance Committee will review the nominee’s performance, including the following: availability for and attendance at meetings; contribution to Board processes such as information gathering and decision making; accessibility for communication with other directors and management; participation in Committee activities; depth of knowledge of the Company and its industry; the Company’s performance during the nominee’s previous term, in light of the role played by the Board and the nominee in guiding management; and any specialized expertise or experience that has contributed or may contribute to the functioning of the Board or the success of the Company.

The Governance Committee believes that the Board should include individuals with a broad range of relevant professional expertise, experience and education and reflect the diversity and cultural and geographical perspectives of the Company’s employees, customers and suppliers.

The Governance Committee, as well as the full Board, has recommended the Board’s nominees for election at the Meeting. Stockholders have not proposed any candidates for election at the Meeting.

DIRECTOR RESIGNATION POLICY

Under the Company’s director resignation policy, promptly following the receipt of the final report from the Inspector of Elections relating to an election of directors of the Company (other than elections in which the number of nominees exceeds the number of directors to be elected), any nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election, will tender his or her resignation for consideration by the Board. Subject to certain conditions, the Governance Committee will meet to consider the tendered resignation and make a recommendation to the Board concerning the action, if any, to be taken with respect to the director’s resignation.

The Board will consider and act upon the Governance Committee’s recommendation within 90 days of certification of the vote at the Meeting. In considering the director’s resignation, the Governance Committee and the Board will consider all factors they deem relevant, including, without limitation, the underlying reason for the vote result, if known, the director’s contributions to the Company during his or her tenure, and the director’s qualifications. The Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions designed to cure the underlying cause as the Board may impose. Within four business days of the decision regarding the tendered resignation, the Company will file with the SEC a report on Form 8-K disclosing the decision with respect to the resignation, describing the deliberative process and, if applicable, the specific reasons for rejecting the tendered resignation.

COMMUNICATIONS WITH DIRECTORS

You may communicate with the chair of our Audit Committee, our Compensation Committee, our Governance Committee or our Risk Oversight Committee or with our independent directors individually or as a group, by writing to any such person or group c/o Corporate Secretary, Diodes Incorporated, 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, including, but not limited to, the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; résumés and other forms of job inquiries;

17 Diodes Incorporated

surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, provided that any communication that is not distributed will be made available to any independent director upon request.

Communications that include information that would be better addressed by the Company’s ethics and compliance hotline, which reports to the Audit Committee at (855) 316-2192, will be delivered to the Audit Committee.

COMPENSATION OF DIRECTORS

The following table sets forth the compensation of each director, who is not a NEO, for service in 2020:

Name (a)	Fees Earned or Paid in Cash ($) (b)	RSUs ($) (1) (2) (c)	Stock Options ($) (1) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Raymond K.Y. Soong (3)	30,550	—	—	—	—	—	—
C.H. Chen	80,000	547,560	—	—	—	—	627,560
Angie Chen Button(4)	—	—	—	—	—	—	—
Warren Chen	50,550	168,480	—	—	—	—	219,030
Michael R. Giordano	100,000	168,480	—	—	—	—	268,480
Peter M. Menard	90,000	168,480	—	—	—	—	258,480
Christina Wen-Chi Sung	90,000	168,480	—	—	—	—	258,480
Michael K.C. Tsai	90,000	168,480	—	—	—	—	258,480

(1) These amounts reflect the value determined by the Company for financial accounting purposes for these awards and do not reflect whether each director has actually realized a financial benefit from the awards. The value of the equity awards in column (c) and (d) is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported for RSUs are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. See Note 14, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2020, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2021, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All equity awards vest in four equal annual installments.

(2) Under the Company’s 2020 director compensation arrangements, each non-employee director listed in the table above was granted an award under the 2013 Equity Incentive Plan of 3,600 RSUs on May 18, 2020, except Mr. Raymond K.Y. Soong and Mr. C.H. Chen, who were granted awards of 0 and 11,700 RSUs, respectively, on May 18, 2020.  The per-share closing price of our Common Stock on May 18, 2020 was $46.80.

(3) Mr. Soong did not stand for re-election to the Board at the 2020 annual meeting of stockholders, and his tenure as a member of the Board expired on the date of the 2020 Annual Shareholder Meeting.

(4)  Ms. Button became a director April 1, 2021.

18 Diodes Incorporated

The following table shows the aggregate number of shares underlying outstanding RSUs and outstanding stock options held by non-employee directors as of December 31, 2020:

Name	RSUs (#)	Stock Options (#)
C.H. Chen	32,475	—
Angie Chen Button	—	—
Warren Chen	3,600	—
Michael R. Giordano	9,825	—
Peter M. Menard	8,750	—
Christina Wen-Chi Sung	9,825	—
Michael K.C. Tsai	9,825	—

Since 2007, each non-employee director of the Company has received a quarterly retainer of $20,000, the Chairman of the Audit Committee has received an additional $5,000 quarterly retainer, and each other member of the Audit Committee has received an additional $2,500 quarterly retainer.

In addition, the following amounts of RSUs, which vest in four equal annual installments commencing on the first anniversary of the date of grant, have historically been granted to each non-employee director on an annual basis: Vice Chairman: 14,700 shares; and all other directors: 4,300 shares.  During 2020 the Board decreased the RSU grant amount and the following amounts of RSUs were granted, which vest in four equal annual installments commencing on the first anniversary of the date of grant: Vice Chairman: 11,700 shares; and all other directors: 3,600 shares. The Board may in its discretion modify such director compensation arrangements in the future.   For additional information see, “Certain Relationships and Related Person Transactions – Relationships and Transactions.”

Compensation Committee Interlocks and Insider Participation

During 2020, the Compensation Committee consisted of three directors: Michael K.C. Tsai (Chairman), Warren Chen and Christina Wen-Chi Sung. During 2020, no executive officer of the Company served on the compensation committee (or equivalent) of the board of directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

CORPORATE POLICIES

Anti-Hedging Policy

The Company’s insider trading policy prohibits all executive officers and directors of the Company from engaging in any hedging or monetization transactions involving the Company’s securities, including zero cost collars, forward sale contracts, and trading in options, puts, calls, or other derivative instruments related to the Company’s Common Stock. To the best of the Company’s knowledge, no executive officers or directors of the Company currently are parties to a hedge with respect to any shares of Common Stock of the Company.

Anti-Pledging Policy

The Company’s insider trading policy prohibits executive officers and directors from pledging the Company’s securities. Acquiring Company shares on margin also is prohibited.  To the best of the Company’s knowledge, no executive officers or directors of the Company currently are parties to a pledge of any shares of the Common Stock of the Company.

Short-Selling Policy

Directors and executive officers are prohibited from selling the Company’s equity securities “short” (i.e., the sale of a security that is not owned and must be borrowed to complete the sale) or “selling short against the box” (i.e., the sale of a security that is currently owned but is not delivered against such sale within twenty days thereafter, or is not within

19 Diodes Incorporated

five days after such sale deposited in the mails or other usual channels of transportation and the sale is completed with borrowed shares). To the best of the Company’s knowledge, no executive officers or directors of the Company currently are parties to any short-selling transactions with respect to any shares of Common Stock of the Company.

Stock Ownership Policy

Stock Ownership Policy for Directors. The Company’s stock ownership policy provides that all non-employee directors are required to acquire (and thereafter throughout the term of appointment maintain ownership of) a minimum number of shares of Common Stock with a value equal to three times the annual retainer received by them as directors within five years of the later of (1) the adoption of this stock ownership policy, or (2) their respective appointment or initial election. All of the directors are currently or are expected to be in compliance with our stock ownership policy in accordance with the time frame requirements.

Stock Ownership Policy for Executive Officers. The Company’s stock ownership policy provides that all individuals holding the positions with the Company listed below are required to acquire (and thereafter throughout the term of employment maintain ownership of) a minimum number of shares of Common Stock with a value equal to the multiple of such executive officer’s annual base salary (excluding bonus) within five years of the later of (1) the adoption of this stock ownership policy, or (2) their respective appointment (other than a newly-appointed Chief Executive Officer, who has seven years to comply), as follows:

Position	Multiple of Salary
Chief Executive Officer of the Company	Six times annual base salary (excluding bonus)
Senior Vice President or Vice President	Two times annual base salary (excluding bonus)

All of the executive officers are currently or are expected to be in compliance with our stock ownership policy in accordance to the time frame requirements.

For purposes of this stock ownership policy, stock ownership includes any shares owned by an executive officer or director or his or her immediate family members or held by him or her as part of a tax or estate plan in which the executive officer or director retains beneficial ownership. The value of shares held is calculated once per year, on the last business day of the fiscal year. For purposes of determining compliance with this stock ownership policy, “value” means an assumed per share value based on the closing price of Common Stock on the last business day of the fiscal year. An executive officer or director subject to this stock ownership policy is not required to acquire shares of Common Stock in accordance with this policy if acquisition at such time would result in a violation of the Company’s insider trading policy, in which event the executive officer or director is required to comply with this stock ownership policy as soon as reasonably feasible thereafter. A hardship exception is available at the discretion of the Compensation Committee, but no exceptions have been solicited or granted to date.

If any executive officer or director is determined to own less than the minimum number of shares of Common Stock, such executive officer or director shall have the two open periods after the two subsequent “Blackout Periods” to obtain the minimum number of shares of Common Stock. Blackout Period is (i) a period starting on the fifteenth day of the third month in the first calendar quarter and the period starting on the first day of the third month in the second, third and fourth calendar quarters (i.e. March 15, June 1, September 1, December 1) and ending two business days after earnings for that quarter have been publicly released (trading of the Company’s securities can begin on the third day after announcement); and (ii) any other period of significant corporate activity designated from time to time by the Company.

20 Diodes Incorporated

Stock Retention Policy

In addition to the stock ownership policy described above, under which each executive officer or director must maintain a certain multiple of his or her annual base salary or annual retainer throughout the term of employment or appointment, each executive officer or director who acquires shares of our Common Stock through the exercise of a stock option is required to retain 33% of the “net” shares acquired (i.e., net of the tax impact of the stock option exercise) until the earlier to occur of the first anniversary of the date of exercise or the date the individual ceases to be an executive officer or director. This stock retention policy applies to all stock option grants awarded to executive officers or directors.

Clawback Policy

In the event the Company is required to restate any interim or annual financial statement filed with the SEC to correct an accounting error due to the material noncompliance of the Company, as a result of misconduct (as defined), with any financial reporting requirement under the federal securities laws, the Board, or any committee of independent directors (as defined in Nasdaq Rule 5605(a)(2)) appointed by the Board (“Independent Committee”), shall review each performance-based award (as defined) paid or granted to or exercised by each covered person (as defined) during the covered period (as defined).

If the Board or the Independent Committee shall determine, in its sole discretion, that (1) a covered person has committed misconduct and (2) the payment, grant, amount, value or vesting during the covered period of any performance-based award would have been different had it been determined, in whole or in part, based on the achievement of the financial results as subsequently restated, then the Board or such Independent Committee may take such actions as it deems appropriate, to recoup any portion of any such performance-based award that would not have been awarded to the covered person had the financial results been properly reported. The Company shall not take any action more than three years after the end of the covered period.

A copy of each such corporate policy is available on the Company’s website, at www.diodes.com, in the “Investors – Corporate Governance” section.

21 Diodes Incorporated

CORPORATE SUSTAINABILITY

Corporate Social and Environmental Responsibility (“CSER”) Statement

The Company is committed to operating in an economically, socially, and environmentally sustainable manner, while recognizing the interests of our stakeholders.

As a participant in the global community, we recognize the impact we have on the communities in which our employees, customers, suppliers and other stakeholders live and work. By living our core values – integrity, commitment, and innovation - continuously through our actions in the way we conduct business and interact with our stakeholders, we uphold our commitment to be a responsible corporate citizen and positive contributor to our global community. We adhere to responsible and ethical business practices and we strive to contribute back to our communities.

The Company is committed to a safe and healthy workplace for all our employees. We value diversity and inclusion as it contributes to our competitiveness in the global marketplace. The Company is dedicated to ensuring that our employees, customers and suppliers are treated with dignity and respect. In addition to compliance with applicable laws and regulations of the countries in which we operate, we also look for opportunities to contribute to the well-being of the communities which we serve.

The Company is also committed to the protection and preservation of the environment and our communities. We design and manufacture products using sustainable practices to minimize our impact on the environment.

The Company strongly believes in and actively supports environmental protection, health and safety performance, and other social responsibility requirements to which the Company subscribes. We identify and leverage global best practices and guidelines to help us ensure responsible stewardship and sustainable operations for the long term benefit of our stakeholders.

Governance and Oversight

CSER is a strategic focus for the Diodes management team and the Board. To further accelerate our commitment to sustainability, and with the support of the Board, we created a Steering Committee to focus on CSER and the ongoing assessment of our operations and their impact on the communities in which we operate (the “Steering Committee”).

The Steering Committee is headed by the Company’s Senior Vice President of Operations and is comprised of representatives from multiple functions including corporate governance, regional management, operations management, legal and compliance, human resources, and quality. The Steering Committee approves CSER-related policies, long term objectives, and external disclosures and reporting. The Steering Committee also has operational control of environmental, health and safety, and social risks, and provides guidance on actions needed to address these risks.

Given the Company’s global manufacturing footprint and strong commitment to environmental responsibility, we also formed a Task Force represented by regional environmental, health, and safety (“EHS”) subject matter experts (the “Task Force”). This Task Force is supported by the general counsel and corporate compliance officer to focus on harmonizing our EHS metrics and leverage best practices. Both the Task Force and the Steering Team conduct regular review meetings to assess performance and drive continuous improvement.

The Task Force works closely with the Steering Committee, which provides periodic updates to the Board and engages frequently with the CEO and Lead Director on sustainability issues. With oversight and support from the Board, we have developed and implemented business strategies, and managed business operations in ways that are resilient to sustainability-related risks, including the impacts of climate change and pandemics.

22 Diodes Incorporated

In addition to the Board’s increased oversight of sustainability efforts, the executive bonus compensation includes a measurable CSER component to further demonstrate and enhance the management’s commitment to CSER.

We also engage in regular dialogue with stakeholders and sustainability rating agencies to solicit feedback as we continue to sharpen our focus on sustainability. Taking into account sustainability standards that are appropriate for the semiconductor industry, and for companies with a manufacturing footprint and scale of operations that are comparable to ours, specific sustainability performance metrics are identified where appropriate as we strive for continuous improvement. We believe these collective sustainability efforts help us create and maintain long-term profitability for our stockholders.

Response to COVID-19

The Company operates in many parts of the world and sees the impact COVID-19 has on communities where our employees and stakeholders live and work. As we navigate through this unprecedented time, we are committed to protecting our employees and stakeholders and supporting our workforce and communities.

The health and well-being of our employees continues to be our top priority. We have changed our business practices to include:

•	Providing onsite facial masks, face coverings and other personal protective equipment as well as alcohol-based hand sanitizers and disinfectants;
•	Installing Plexiglas, desk and table divider shields and other separation panels in meetings rooms, cafeterias and other communal areas;
•	Increasing the frequency and extent of cleaning and sanitizing our facilities;
•	Using ultraviolet disinfection lights to sanitize workspaces, meeting rooms, communal areas, and incoming deliveries;
•	Providing and paying for accommodations to employees who are subject to quarantines and unable to return home;
•	Providing paid leave to employees who participate in COVID-19 pandemic response operations; and
•	Continuing to raise awareness regarding workplace health and safety protocols in alignment with government guidance.

We collaborate with local governments in their COVID-19 recovery programs, infection control and prevention plans, and actively promote awareness of health and safety measures to protect our communities. As an example, our support of frontline health workers was recognized through certificates of appreciation issued by the Affiliated Hospital & Clinical Medical College of Chengdu University.

Through our manufacturing facility at Greenock, Scotland, we donated 17,000 face masks to help protect and support the healthcare workers on the frontlines of the pandemic. These face masks were added to the stock of personal protective equipment held by Inverclyde Health and Social Care Partnership. As recognized by Councilor Robert Moran with Inverclyde Council, this kind of community spirit will help us come out of the pandemic stronger.  In our care for the senior citizens’ community and dementia patients, our manufacturing facility in Oldham, U.K. donated face masks and aprons to their local community.

In addition, many of our employees volunteer their time and resources for COVID-19 pandemic response programs in their communities, and we applaud their participation in these relief efforts through public recognition at the sites.

The Company is committed in doing everything we can to expedite shipment and ensure supply of our products that are used in healthcare technologies and medical equipment that are essential for the diagnostics and treatment of COVID-19. We work with local governments to ensure that our facilities remain in operation or resume manufacturing activities

23 Diodes Incorporated

promptly so that we can continue manufacturing products that are critical to the frontline health workers, the medical community, and our society.

We are making every effort to assist our customers in the ongoing global fight against COVID-19 by supporting many medical applications, including diagnostic and tomography imaging systems, such as ultra-sound monitors, x-ray systems, and pulse oximetry monitors. The Company delivered switching diode products for personal protective equipment used by first responders and health care providers so they can provide excellent care while still maintaining their own health and safety. Similarly, our MOSFETs, diodes, crystals, and crystal oscillators have been adopted in a number of medical applications ranging from testing equipment to ventilators, especially those to fight COVID-19.

CSER Conduct

The Company’s CSER Code of Supplier Conduct is based on the Responsible Business Alliance (“RBA”) Code of Conduct, formerly the Electronic Industry Citizenship Coalition, as it establishes standards to ensure safe working conditions in the electronics industry and in industries in which electronics is a key component, including the supply chains that support those industries. The RBA Code of Conduct seeks to ensure workers are treated with respect and dignity and that business operations are environmentally responsible and ethically conducted. The RBA is the world’s largest industry coalition dedicated to corporate social responsibility in global supply chains.

Through its rigorous Validated Assessment Program, the Company received Silver recognition at two of its Shanghai manufacturing sites during their initial RBA audits.

Conflict Minerals

The Company is dedicated to ensuring that we use responsibly sourced minerals in both our supply chain as well as through our suppliers. The armed conflict and human rights atrocities that proliferate and are funded by the exploitation of natural resources in the Democratic Republic of Congo (“DRC”) are unacceptable and any manufacture of product connected with this will not be tolerated.

Commonly known conflict minerals are those such as tantalum, tin, tungsten, and gold. Conflict minerals originating from the DRC must not be included in materials or products supplied to the Company. We are committed to ensuring an ethical and diverse supply chain that is focused on responsible mineral sourcing.

Human Capital Management

As an international semiconductor company with a global footprint, the Company recognizes the important role its human capital plays in a talent-based economy, and what the impact of effective and efficient human capital management (“HCM”) has on its long-term strategic success and sustainable growth. Our employees are our most critical asset—they contribute to our financial success for the benefit of all our stakeholders, they fuel product innovation, and they contribute to the success of the communities in which we live and work. Human capital management affects many aspects of our operations, including recruitment, retention, training, workforce optimization, performance management, workplace safety, employee health and wellness, employee engagement, and diversity and inclusion.

24 Diodes Incorporated

Developing two–way communications and deploying effective feedback mechanisms are critical components in our employee engagement process. In addition to quarterly CEO “all hands” meetings, we have an “Open Door” policy, and encourage employees to have regular conversations with their managers to share feedback and express concerns. We also solicit employee feedback informally through regular employee interactions. We hold our managers accountable for setting clear expectations and goals with their teams, for providing coaching, as well as identifying professional development opportunities for their teams, and for engaging in periodic performance reviews. We assist our managers with performance management tools as needed to help them effectively manage their teams and optimize workforce productivity.

We utilize third-party portals to allow employees to efficiently and timely manage several of their employment related activities, such as employee benefits, expense reporting, leave of absence management, and attendance records. In addition to employee onboarding orientations and on-the-job training, we leverage a third-party learning management system to provide training to our employees. We regularly assess the training modules to be responsive to the professional development and training needs of our employees.

Employee retention is a critical element in our sustainable success. To maintain a stable workforce, we provide skill advancement training and coaching, where appropriate, to help our employees enhance their existing skill sets. With our support and preparation, our employees can continue to grow in their current role and maximize the value they contribute to their current teams. Where a suitable rotation opportunity arises, we provide skill expansion training to equip employees for these new positions. By honing their skills, our employees can leverage their institutional knowledge and experience to contribute to the overall success of the organization. The availability of rotational opportunities can also help keep our employees motivated and engaged.

Human Rights and Workforce Labor Rights Policy

The Company’s human rights and workforce labor rights policy (“Policy”) is rooted in protecting human rights and affording each individual dignity, freedom, respect, and acceptance. This Policy outlines our expectations with respect to human rights and labor practices and the high standard of conduct expected of our employees and suppliers worldwide. The principles of this Policy are reflected in our operational policies and procedures and applied in a non-discriminatory manner, irrespective of geographic location.

The Company is committed to providing a fair and living wage to all of its employees, and our employee remuneration is consistent with the all applicable wage laws, including those relating to minimum wage, overtime hours, and legally mandated benefits.

We support the elimination of all forms of forced, bonded, or indentured labor and child labor is prohibited in any of our operations. We support our employees’ rights to freedom of association in each of the countries where we operate.

These human rights and workforce labor rights are monitored and assessed through our management, human resources, and environmental, health and safety teams as they apply to all of the Company’s operations worldwide and to our suppliers, vendors, partners, or service providers to the Company. These rights are embedded in our Code of Business Conduct, CSER Code of Supplier Conduct, and Supplier Letter, and serve to provide essential protections of the women and minorities in our workforce as reinforced through employee training on fundamental topics such as prevention of harassment, discrimination, abusive conduct, and retaliation.

We believe that employee concerns can be satisfactorily addressed through our “Open Door” channels, but if not, the hotline is an alternative. Consistent with our policies and practices, and legal requirements, the Company will not allow any retribution or retaliation against an employee who reports a compliance issue in good faith. This hotline can be used by our customers, vendors and interested parties to report any conduct that they believe in good faith to be an actual or apparent violation of our Code of Conduct.

25 Diodes Incorporated

Modern Slavery Act Transparency Statement

The Company conducts business in accordance with its core values of integrity, commitment, and innovation. As a global business committed to protecting human rights, we take seriously the responsibility of preventing modern slavery in our business and supply chains. We are committed to upholding best practices and remaining vigilant to continuously improve.

Pay and Gender

We are committed to complying with applicable wage laws to ensure our employees are fairly and timely compensated and strive to be equitable and ethical in regards to appropriate compensation for applicable roles.

Health and Safety

The Company’s health and safety policy is based on our commitment to provide a safe worksite for all employees worldwide and applies to our suppliers, vendors, partners, and other companies that sell goods or services to the Company and its affiliates. Every employee is responsible for safety, and the Company encourages employees to make sure they notify the responsible party if safety issues arise. To that end we seek to ensure that all domestic federal and state safety practices are observed at all times and our commitment is embedded in our code of supplier conduct, supplier letters and supplier quality codes.

To achieve the goal of having a completely safe workplace, each site has implemented policies and procedures to address emergency preparedness and response, industrial hygiene and health resources, as well as the use of equipment and personal protective equipment. We ask each employee to be safety conscious. The Company will attempt to do everything in its control to ensure a safe working environment that is compliant with local safety regulations in the countries where we operate. As part of our efforts to encourage a safe workplace, all employees should understand that we will not tolerate any retaliation against an employee for making safety complaints.

Environment

The Company recognizes that environmental responsibility is integral to producing world-class products. We understand the impact our operations have on the environment, the community, as well as the health and safety of our employees, contractors, and suppliers. Therefore we are committed to environmentally sustainable business practices and to minimizing the environmental impact across our supply chain.

As such the Company has based its environmental code of conduct on the RBA code of conduct, to ensure that business operations are environmentally responsible and compliant, at a minimum, with applicable environmental laws and regulations of the countries in which we have operations. The Company’s direct suppliers are expected to implement the RBA code of conduct as well as maintain an adequate management system to ensure continued compliance with this code.

Furthermore, the Company’s internal manufacturing sites are certified to the International Organization for Standardization (“ISO”) 14001 environmental management system standard. The expectation for our external suppliers is that they should be ISO 14001 certified as well or, at a minimum, submit a plan to become certified.

For the Company’s products we seek to enforce rigorous product compliance with the EU Directive regarding the Restriction of Hazardous Substances (“RoHS”) 2011/65/EU and the REACH Directive 2006/1907 on the Registration, Evaluation, and Authorization and Restriction of Chemicals.

26 Diodes Incorporated

Where substances of very high concern (“SVHC”) are contained within our operations, these are listed in our master Certificate of Compliance (“CofC”) where they are either registered for usage, exempt or impurities.

All of the Company’s products, including products of our subsidiary companies, are RoHS compliant. Some use exemptions to enable their compliance and are listed in our master CofC.

RoHS compliance is indicated on shipping labels that are attached on packing materials such as reels and shipping boxes.

Investment in Our Employees

The Company values a diverse, inclusive, safe and respectful work environment while offering our employees career growth, professional development and competitive benefits. In today’s product-driven corporations, we regard our employees as our most important asset. We are committed to providing an excellent environment for the development and achievement of the professional goals of our employees.

We believe in the value of continuous improvement so that we can strive to satisfy our customers’ requirements. In its broadest sense, we believe our customers include our employees, partners and communities where we operate. We believe in the value of continuous learning and fostering a culture of professional growth. We offer various learning opportunities to employees at all levels. Through developmental courses and experiential learning, we reach out to managers to identify training needs of their employees, and we encourage our employees to search for relevant training opportunities.

In 2021, we will strive to deliver training to our employees worldwide. We aim to enhance our employees' knowledge on a variety of key topics, including ethics, harassment, anti-bribery and corruption through online and small group training sessions. These topics are important to ensuring our employees operate in a work environment that is diverse, inclusive, safe and respectful.

27 Diodes Incorporated

Executive Officers of the Company

None of the executive officers was selected pursuant to any arrangement or understanding, other than with the executive officers of the Company acting within their capacity as such. Executive officers serve at the discretion of the Board. The following table and discussion sets forth certain biographical information concerning the Company’s executive officers as of the Record Date:

	Age	Position with the Company
Dr. Keh-Shew Lu (1)	74	Chairman, President and Chief Executive Officer ("CEO")
Brett R. Whitmire	55	Chief Financial Officer
Julie Holland	59	Senior Vice President, Corporate Operations
Francis Tang	66	Senior Vice President, Worldwide Discrete Products
Emily Yang	52	Senior Vice President, Worldwide Sales and Marketing
Evan Yu	60	Senior Vice President, Worldwide Power Products
Gary Yu	48	Senior Vice President, Business Groups
Jin Zhao	52	Vice President, Worldwide Analog Products

(1) See “Proposal One - Election of Directors” for biographical information regarding Dr. Keh-Shew Lu.

Brett R. Whitmire         Chief Financial Officer

Mr. Whitmire assumed his current position as the Company’s Chief Financial Officer in March 2019. He has 32 years of industry experience and has been with the Company for over ten years. Prior to being named CFO, he served as the Corporate Controller and Principal Accounting Officer of the Company, and previously served as the director of global supply chain. Mr. Whitmire worked at Freescale Semiconductor as Chief Financial Officer for the Analog & Sensors Division. He began his career at Texas Instruments in a variety of finance and operations leadership positions including seven years as Vice President while serving as the finance and operations executive for the High Volume Analog & Logic Division and the corporate supply chain head. Mr. Whitmire holds both a bachelor's degree in Mechanical Engineering and an MBA from The University of Texas at Austin.

Julie Holland           Senior Vice President, Corporate Operations

Ms. Holland joined the Company in 2008. She previously spent over 20 years at Texas Instruments (TI) where she held several key management roles, last serving as director and general manager of the Connectivity Solutions business unit prior to her departure in 2007. Her responsibilities included leading business and technical teams in the United States, Asia and Japan in the development, production and marketing of multiple analog and interface product lines. Prior to joining the Connectivity Solutions business unit, Ms. Holland served at TI as Director, Worldwide Bus Solutions from 2000 to 2001 and as Director, Computer Peripheral and Control Products from 1997 to 1999. She earned her bachelor’s degree in Physics and Mathematics at Northwestern University and her master’s degree in Engineering Management at Southern Methodist University. She is an alumna of Leadership America and Leadership Texas, and was named a Fellow of the International Women’s Forum Leadership Foundation.

Francis Tang           Senior Vice President, Worldwide Discrete Products

Mr. Tang was appointed Vice President, Worldwide Discrete Products in 2006 and Senior Vice President in November 2020. He previously served as the Company’s Global Product Manager since 2005. From 2002 until joining the Company, Mr. Tang served as general manager of T2 Microelectronics in Shanghai, China where he managed complex mixed-signal SOC product development. From 1996 to 2001, Mr. Tang was the senior strategic marketing director for Acer Labs, Inc. USA, and prior to that, he was employed by National Semiconductor for 17 years, where he held various management positions in analog and mixed-signal circuit design, applications and strategic marketing. Mr. Tang holds a master’s degree in Electrical Engineering from University of Missouri – Rolla.

Emily Yang   Senior Vice President, Worldwide Sales and Marketing

Ms. Yang was appointed Vice President of Worldwide Sales and Marketing in 2017 and Senior Vice President in November 2020. She has been with the Company since the acquisition of Pericom Semiconductor Corporation in 2015, where she was Vice President of Global Sales. Prior to that, she held a number of sales management positions with Pericom since 1998, including: VP of Sales, NAEU, Contract Manufacturing Sales Director, Western Regional Sales

28 Diodes Incorporated

Director, and Strategic Account Sales Director covering Asia, North America, and Europe. Ms. Yang holds a bachelor’s degree in Economics from the University of Toronto.

Evan Yu   Senior Vice President, Worldwide Power Products

Mr. Yu joined the Company in 2008. Prior to joining the Company, he was the CEO of Commit Inc., a China home-grown TDSCDMA standard 3/4G chip set start-up company from 2003 to 2008. Prior to Commit Inc., Mr. Yu worked at Texas Instruments for 15 years, where he held several key management roles, including Asia Vice President of the Application Specific Products organization (ASP) before his departure in 2001. Mr. Yu’s billion-dollar business responsibilities in ASP included leading several business developments, marketing, and technical units of wireless communication, ASIC, DSP, broadband, and digital still camera business units. He studied electrical engineering at Kaoshung Institute of Technology (KIT) and earned his bachelor’s degree in Electrical Engineering at Tam Kang University in Taiwan.

Mr. Yu joined the Company in 2008. Prior to joining Diodes, he was the CEO of Commit Inc., a China home-grown TDSCDMA standard 3/4G chip set start-up company from 2003-2008. Prior to Commit Inc., Mr. Yu worked at Texas Instruments for 15 years, where he held several key management roles, including Asia Vice President of the Application Specific Products organization (ASP) before his departure in 2001. Mr. Yu’s billion-dollar business responsibilities in ASP included leading several business developments, marketing, and technical units of wireless communication, ASIC, DSP, broadband, and digital still camera business units. He studied electrical engineering at Kaoshung Institute of Technology (KIT) and earned his bachelor’s degree in Electrical Engineering at Tam Kang University in Taiwan.

Gary YuSenior Vice President, Business Groups

Mr. Yu, who has been with the Company since 2008, was appointed to his current position in November 2020. He most recently served as the Company’s President, Asia Pacific Region. Prior roles in the Company include General Manager of the Company’s Shanghai wafer fabrication operation and its BCD business unit, Vice President of Asia Pacific Sales and manager of the Company’s DBS and Sensor business unit. Prior to joining the Company, Mr. Yu spent over 10 years at Lite-On Semiconductor Corp. as Vice President, Worldwide Sales and at Texas Instruments in finance and capacity planning positions. Mr. Yu holds a bachelor’s degree in MIS from Fu-Jen University, Taiwan, a master’s degree in Telecommunication Engineering from Southern Methodist University, and an MBA from University of Texas at Dallas.

Jin ZhaoVice President, Worldwide Analog Products

Dr. Zhao was appointed to his current position in November 2020. He previously served as the Company’s Linear, Logic and Power Product Division Manager under the Analog Business Group. From 2014 until joining the Company in 2017, Dr. Zhao served in Vice President and General Manager roles at NXP and Fairchild Semiconductor, managing various product lines including analog interface products and high voltage discrete products. Dr. Zhao worked at Texas Instruments (“TI”) from 2001 to 2014, with roles including management of the integrated PMIC and over-voltage protection product lines. Prior to TI, Dr. Zhao worked at AMD Fab25 at Austin, Texas. Dr. Zhao holds a Ph.D. in Chemistry from the State University of New York at Buffalo and an MBA from the University of Texas at Dallas.

29 Diodes Incorporated

REPORT OF THE AUDIT COMMITTEE

The Report of the Audit Committee of the Board does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Board maintains an Audit Committee comprised of three of the Company’s directors, Michael R. Giordano (Chairman), Peter M. Menard and Christina Wen-Chi Sung. Each member of the Audit Committee meets the independence and experience requirements of Nasdaq and the independence requirements of the SEC. Mr. Giordano qualifies as an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee assists the Board in monitoring the accounting, auditing and financial reporting practices of the Company.

Management is responsible for the preparation of the Company’s financial statements and financial reporting process, including evaluating the effectiveness of its system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

●	reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2020; and
●	obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented and conform with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee:

●	discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 (“Communications with Audit Committees”);
●

has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Moss Adams LLP the firm’s independence, and;

●

reviewed and discussed with management, the internal auditor, and the independent registered public accounting firm management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s opinion about the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee operates under a written charter, which was adopted by the Board and is assessed annually for adequacy by the Audit Committee. The Audit Committee held six (6) meetings during fiscal 2020.

In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with the generally accepted auditing standards of the Public Company Accounting Oversight Board (United States) or that the Company’s auditors are independent. Based upon the reviews and discussions described above, and

30 Diodes Incorporated

the report of the independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC. The Audit Committee also has recommended, and the Board also has approved, the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Dated: March 31, 2021	THE AUDIT COMMITTEE
Michael R. Giordano, Chairman
Peter M. Menard
Christina Wen-Chi Sung

CODE OF ETHICS

The Company has adopted a Code of Ethics applicable to the principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, and all members of the finance department of the Company. The Code of Ethics is available on the Company’s website at www.diodes.com, in the “Investors – Corporate Governance” section. The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics on the Company’s website within four business days following the date of such amendment or waiver.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy Regarding Related Person Transactions

The Audit Committee has adopted a written policy (the “Policy”) to review any transaction in which the Company was, or is to be, a participant and in which any director, executive officer, or beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock of the Company, or any immediate family member of any such person, has a direct or indirect material interest (a “related person transaction”). The Policy requires the following:

●

the Audit Committee shall review any proposed agreement or arrangement relating to a related person transaction or series of related person transactions, and any proposed amendment to any such agreement or arrangement;

●

the Audit Committee shall establish standards for determining whether the transactions covered by such proposed agreement or arrangement are on terms no less favorable to the Company than could be obtained from an unrelated third party (“fair to the Company”);

●

before the Company enters into any such proposed agreement or arrangement, and at least annually thereafter, the Company’s internal audit department shall report to the Audit Committee whether the transactions covered by such agreement or arrangement are fair to the Company under the standards established by the Audit Committee;

●

the Audit Committee shall make all reasonable efforts (taking into account the cost thereof to the Company) to cancel or to renegotiate any such agreement or arrangement which is not so determined to be fair to the Company; and

●	the Company shall disclose any related person transactions required to be disclosed by the rules promulgated by the SEC, in the manner so required.

From time to time, the Audit Committee also will review any transaction it deems significant to the Company, including, but not limited to, transactions with Keylink International (B.V.I.) Inc. and its subsidiaries and affiliates (“Keylink”), and Chengdu Ya Guang Electronic Co., Ltd. and its subsidiaries and affiliates (“Ya Guang”). Keylink is the Company’s 5% joint venture partner in the Company’s Shanghai, China manufacturing facilities, and Ya Guang is the Company’s 5% and 2% joint venture partner in the Company’s Chengdu, China manufacturing facilities.

31 Diodes Incorporated

Relationships and Transactions

The Audit Committee reviews all related person transactions for potential conflict of interest situations on an ongoing basis, in accordance with such procedures as the Audit Committee may adopt from time to time. We believe that all related person transactions are on terms no less favorable to us than could be obtained from unaffiliated third parties.

We historically conducted business with a related party company, Lite-On Semiconductor Corporation; (“LSC”), and its subsidiaries and affiliates.  LSC was also our largest stockholder, owning approximately 15% of our outstanding Common Stock.  As of November 30, 2020, we acquired LSC and they are no longer a stockholder or related party.  We also conduct business with Nuvoton Technology Corporation and its subsidiaries and affiliates (collectively, “Nuvoton”). Raymond Soong, the former Chairman of the Board of Diodes, was the Chairman of LSC, and was the Chairman of Lite-On Technology Corporation (“LTC”), which was a significant shareholder of LSC. C.H. Chen, our former President and Chief Executive Officer and currently the Vice Chairman of the Board, was also Vice Chairman of LSC and a board member of LTC. Dr. Keh-Shew Lu, our current Chairman of the Board, President and Chief Executive Officer, is a board member of LTC, and a board member of Nuvoton. We consider our relationships Nuvoton to be mutually beneficial, and we plan to continue our strategic alliance with Nuvoton.   We purchased silicon wafers from Nuvoton that we use in the production of finished goods, totaling $8.4 million and $7.7 million, respectively, for the years ended December 31, 2020 and 2019. See “Risk Factors – One of our external suppliers is also a related party. The loss of this supplier could harm our business, operating results and financial condition.” in Part I, Item 1A, and Note 15 - “Related Party Transactions,” to the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2021 for additional information.

We also conduct business with Keylink International (B.V.I.) Inc. and its subsidiaries and affiliates (“Keylink”). Keylink is our 5% joint venture partner in our Shanghai assembly and test facilities.   We sell products to, and purchase inventory from, companies owned by Keylink. We sold products to companies owned by Keylink, totaling approximately 2% of our net sales for the 12 months ended December 31, 2020 and December 31, 2019. In addition, our subsidiaries in China lease their manufacturing facilities in Shanghai from, and subcontract a portion of our manufacturing process (metal plating and environmental services) to, Keylink. We also pay a consulting fee to Keylink. The aggregate amounts paid to Keylink for the years ended December 31, 2020, 2019 and 2018 were approximately $14.6 million, $15.3 million and $16.6 million, respectively.   In addition, Chengdu Ya Guang Electronic Company Limited (“Ya Guang”) is our 2% joint venture partner in one of our Chengdu assembly and test facilities and our 5% partner in our other Chengdu assembly and test facilities; however, we have no material transactions with Ya Guang, other than this joint venture.  We also purchase materials from Jiyuan Crystal Photoelectric Frequency Technology Ltd. (“JCP”), an FCP manufacturing company in which we have made an equity investment and account for using the equity method of accounting.

Notwithstanding such relationships and transactions, the Board determined that each of Messrs. Soong and Chen is independent under the rules of Nasdaq and the SEC at the relevant times.

Mr. Kevin Chou, the son-in-law of Dr. Keh-Shew Lu, the Company’s Chairman of the Board, President and Chief Executive Officer, is employed by the Company as Corporate Controller.  He has been an employee since 2009. For 2020, Mr. Chou’s total cash compensation was approximately $239,600, and his total equity compensation was 2,080 RSUs, which vest in four equal annual installments.

32 Diodes Incorporated

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any persons holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports.

Specific due dates for these reports have been established by the SEC, and the Company is required to report any failure to file on a timely basis. Based solely upon review of copies of reports filed by the Company’s directors and executive officers with the SEC during the most recent fiscal year ended December 31, 2020, the following Section 16(a) filings were not made timely; two Form 4’s for Mr. Brett Whitmire representing two transactions; one Form 4 for Mr. Tang representing two transactions; and one Form 4 for Mr. Warren Chen representing one transaction.

33 Diodes Incorporated

PROPOSAL TWO

APPROVAL OF EXECUTIVE COMPENSATION

At the Meeting, the stockholders are being asked to approve the compensation of the NEOs as disclosed below pursuant to the compensation disclosure rules of the SEC, including the information in “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosure below in “Executive Compensation.”

At the Company’s 2017 annual meeting of the stockholders, the Company’s stockholders voted in favor of providing stockholders an advisory vote on the approval of the compensation of the Company’s NEOs on an annual basis.

As discussed below, our executive compensation programs are designed to attract, retain and motivate executives who are critical to our long-term growth and profitability. Under these programs, our executives are incentivized to achieve Company performance goals and individual objectives established by the Compensation Committee, without encouraging undue or unreasonable risk-taking.

The Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices. See “Compensation Discussion and Analysis” and “Executive Compensation” for information about our executive compensation programs, including information about the fiscal 2020 compensation of the NEOs.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation philosophy and decisions described in “Compensation Discussion and Analysis” and “Executive Compensation.”

Approval of the compensation paid to the NEOs, as disclosed below pursuant to the compensation disclosure rules of the SEC, requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present, in person via the Internet or by proxy, and entitled to vote on the proposal at the Meeting.

This vote is advisory and is not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and will review the result of the vote and take it into consideration when making future decisions regarding executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS AS DISCLOSED IN “COMPENSATION DISCUSSION AND ANALYSIS” AND “EXECUTIVE COMPENSATION.”

34 Diodes Incorporated

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis (“CD&A”) explains the design and operation of the Company’s compensation program for (i) anyone who served during the fiscal year as our Chief Executive Officer or our Chief Financial Officer and (ii) our three other most highly compensated executive officers in the fiscal year (collectively, our “NEOs”).

Our NEOs for fiscal 2020 were:

Name	Position with the Company
Dr. Keh-Shew Lu	Chairman, President and Chief Executive Officer ("CEO")
Brett R. Whitmire	Chief Financial Officer
Julie Holland	Senior Vice President, Corporate Operations
Francis Tang	Senior Vice President, Worldwide Discrete Products
Emily Yang	Senior Vice President, Worldwide Sales and Marketing

EXECUTIVE SUMMARY

“Say-on-Pay” Vote Summary

At our 2020 annual meeting of stockholders, our stockholders approved, by a vote of approximately 99% of the shares present in person or by proxy and entitled to vote on the proposal (not counting abstentions and broker non-votes), the compensation paid to our NEOs for services rendered in 2019 as presented in the proxy statement for the 2020 annual meeting of stockholders.  In light of this favorable “say on pay” vote and our stockholder engagement, the Compensation Committee did not materially adjust the Company’s compensation program for 2020 or 2021.

We have engaged with our stockholders to understand their perspectives on our Company, including our strategies, performance, governance, and executive compensation. This ongoing dialogue has helped inform the Board's decision-making and ensure our interests remain well-aligned with those of our stockholders.

The Company has a record of adopting provisions or modifying practices to reflect stockholder input. Examples include the Company's majority vote policy which was strengthened and documented at the request of our stockholders, as well as the 2017 redesign of our executive compensation program.

2020 Business Summary

Below is a summary of our 2020 financial results:

• Net sales for fiscal 2020 were $1.23 billion, a decrease of 1.6% from the $1.25 billion in fiscal 2019,
• Gross profit for fiscal 2020 was $431.1 million, a decrease of 7.4% from the $465.8 million in fiscal 2019,
• Gross profit margin for fiscal 2020 decreased 220 basis points to 35.1% from 37.3% for fiscal 2019,
• Income from operations for fiscal 2020 decreased 33.0% to $134.3 million, or 10.9% of revenue, from $200.6 million, or 16.1% of revenue, for fiscal 2019,
• Net income for fiscal 2020 was $98.1 million, or $1.88 per diluted share, compared to $153.3 million, or $2.96 per diluted share, in fiscal 2019,

35 Diodes Incorporated

•      Achieved cash flow from operations of $187.2 million including $75.8 million of capital expenditures. Net cash flow was a positive $61.0 million, which included the purchase of LSC during the fourth quarter for approximately $453.4 million; and

•      As of December 31, 2020, the Company had approximately $327 million in cash and cash equivalents, restricted cash, and short-term investments. Total debt (including long-term and short-term) amounted to approximately $451 million and working capital was approximately $514 million.

The following table provides additional information concerning our performance in fiscal 2020 compared to fiscal 2019:

Description (in millions, except per share amounts)	2020	2019
Net sales	$1,229.2	$1,249.1
Gross profit	431.1	465.8
Gross profit margin	35.1%	37.3%
Income from operations	134.3	200.6
Diluted net income per share	1.88	2.96
Stock price at fiscal year end	70.50	56.37
Adjusted earnings per share - common stockholders (Non-GAAP)	2.35	2.91

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(unaudited)
(in thousands, except per share data)
	For the 12 Months Ended December 31,
	2020	2019

GAAP net income - common stockholders	$98,088	$153,250
GAAP earnings per share - common stockholders
Diluted	$1.88	$2.96
Adjustments to reconcile net income - common stockholders
to adjusted net income - common stockholders, net of tax:
Amortization of acquisition-related intangible assets	13,270	14,779
Acquisition-related financing costs	7,331	-
Acquisition-related costs	2,366	1,314
Restructuring costs	2,009	-
Board member retirement costs	1,347	-
Reverse gain on LSC investments	(1,714)	-
Gain on land sale	-	(19,201)
Loss on impairment	-	1,283
Land sale inspection extension fee	-	(336)
Adjusted net income - common stockholders (Non-GAAP) (1)	$122,697	$151,089

Diluted shares used in computing earnings per share	52,133	51,860
Adjusted earnings per share - common stockholders (Non-GAAP)
Diluted (1)	$2.35	$2.91

(1) See Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on February 16, 2021 for a description of the adjustments used to calculate Adjusted net income – common stockholders (Non-GAAP) and Adjusted earnings per share – common stockholders (Non-GAAP) Diluted.

36 Diodes Incorporated

OVERVIEW OF COMPENSATION PROGRAM

Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate experienced executives to achieve sustainable profitable growth and generate positive cash flow.  Our compensation philosophy is driven by the following guiding principles:

37 Diodes Incorporated

Best-Practice Compensation Governance Features

Our executive compensation program is based upon best-practices.

What We Do		What We Don’t Do
✓

Place heavy emphasis on performance-based variable compensation. Generally the Company sets performance objectives for annual bonuses and long-term equity incentives higher year-over-year to establish challenging goals and thereby align the interests of our executives with the interests of our stockholders.

		✘	Allow option backdating, cash out of underwater options or option repricing
✓	Emphasize long-term equity awards in executive pay mix	✘	Gross up excise taxes upon a change in control
✓	Apply stock ownership and stock retention guidelines to align executives’ interests with stockholders’ interests	✘	Permit hedging or pledging of Company stock, or short sales and transactions in derivatives
✓	Include a clawback provision in our incentive plans	✘	Provide perquisites to NEOs that are not available to other senior management generally
✓	Conduct an annual risk assessment	✘	Offer enhanced retirement formulas or death benefits
✓	Engage an independent compensation consultant periodically to ensure alignment with market executive compensation	✘	Provide automatic acceleration of equity awards upon retirement
✓	Have a “double-trigger” equity vesting upon a change in control	✘	Provide automatic “single trigger” acceleration of equity or other benefits in the event of a change in control
✓	Conduct an annual stockholder say-on-pay vote	✘	Pay dividend equivalents on unearned restricted shares or stock units

Components of Compensation

The principal elements of our executive compensation program for 2018, 2019 and 2020 are summarized in the table below:

Element	Form	What It Does	How It Links to Performance
Base Salary	Cash (Fixed)	Provides a competitive rate relative to similar positions in the market, and enables the Company to attract and retain critical executive talent	Based on job scope, level of responsibilities, experience, tenure and market levels
Annual (Bonus) Incentive Plan	Cash (Variable)	Focuses executives on achieving annual financial and strategic goals that drive long-term stockholder value	Payouts: 0% to 200% of target, based on results against pre-established goals
Financial Metrics: 80% of bonus for 2020 and 2021 - Earnings per share (“EPS”), and Net sales and CSER
Individual Goals: 20% of bonus for 2020 and 2021 - Tied to specific strategic objectives
Long-Term Incentive (LTI) Plan	Equity (Variable)	Provides incentives for executives to execute on longer-term financial and strategic growth goals that drive long-term stockholder value and support the Company’s retention strategy	50% of the LTI award is performance-based and 50% vests ratably over a four-year period
Performance-based awards can pay out between 0% and 200% of target, based on actual performance compared to pre-established, three-year financial performance targets

38 Diodes Incorporated

Factors Considered in Making Compensation Decisions

Our compensation strategy is flexible and enables us to appropriately differentiate and reward executives by taking into account:

•	Company financial and operational performance;
•	The executive's individual performance, experience and qualifications;
•	The scope of the executive's role;
•	The level of total compensation for our other executives; and
•

Competitive market data which helps us evaluate how our executive pay levels compare to that being offered to individuals with comparable roles in semiconductor companies with which we compete for talent.

For additional information regarding elements of compensation, please refer to the graphs below in the section entitled “Principal Components of Compensation."

PAY FOR PERFORMANCE

The chart below illustrates the relative degree of alignment between the total stockholder return ("TSR," defined as stock price appreciation plus dividends) and the CEO's annual compensation as reported in the Summary Compensation Table for the Company (set forth below) and its 2020 Peer Group (as defined below) for the most recent three-year period available. For further information concerning the 2020 Peer Group, see “Compensation Review Process – Selection of Peer Group.”

39 Diodes Incorporated

The table below illustrates the change in Dr. Lu’s total direct compensation for 2018, 2019 and 2020:

CEO's Total Direct Compensation
	2018	2019	2020	2020 vs 2018
Base Salary	$689,320	$723,713	$728,250	6%
Bonus	$1,686,265	$1,507,594	$1,453,201	-14%

RSU's
Number of shares	63,000	59,000	53,100	-16%
Value/share (closing price on day of grant)	$29.27	$41.04	$49.49	69%
Value	$1,844,010	$2,421,360	$2,627,919	43%

PSU's
Number of shares	63,000	59,000	53,100	-16%
Value/share (closing price on day of grant)	$29.27	$41.04	$49.49	69%
Value	$1,844,010	$2,421,360	$2,627,919	43%

Stock Options
Number of shares	—	—	—	—
Value/share	—	—	—	—
Value	—	—	—	—

Total Long-Term Incentive	$3,688,020	$4,842,720	$5,255,838	43%

Other compensation	$81,377	$70,032	$102,927	26%

Total Compensation	$6,144,982	$7,144,059	$7,540,216	23%
Change from previous year	11%	16.3%	5.5%	N/A

Total shareholder return for 2018, 2019 and 2020 was 12.5%, 74.7% and 25.1%, respectively.

The Compensation Committee retained Compensation Advisory Partners (“CAP”) in January 2020.  CAP advised the Compensation Committee as to the composition of the 2020 Peer Group and compared our 2020 projected executive compensation to that of our 2020 Peer Group.  CAP reported directly to the Compensation Committee. The individuals at CAP who provided compensation consulting services to the Compensation Committee provide no other services to the Company or its subsidiaries.

40 Diodes Incorporated

In January 2020, CAP reviewed the compensation elements and market practices impacting the top six senior executive positions at Diodes.  The scope of the review focused on the base salary plus target annual and target long-term incentive compensation levels of the top six senior executive positions. The report relied on the compensation practices of our 2020 Peer Group. For a description of the 2020 Peer Group, see “Compensation Review Process – Selection of Peer Group” below. The review summarized the executives’ overall percentile alignment for Diodes’ executives compared to the final blended market data, with target compensation being the primary focus of the study percentile value and derived from base salary, target total cash, 2020 target long-term incentives and total direct compensation at target total cash. The review demonstrated that with some variation by individual, Diodes’ executives are compensated at the 63rd percentile in terms of total direct compensation using target total cash plus 2020 target long-term incentives. The 63rd percentile measurement was primarily driven by the long-term performance incentives portion of our executive compensation program. Total direct compensation using actual total cash plus target long-term incentives is positioned slightly higher at the 66th percentile. The relative pay rank for our CEO and other executives by type of compensation is detailed in the following chart:

Pay Rank
Component of Pay	CEO	Other Executive Officers	Overall
Base salary	32nd	22nd	24th
Cash compensation (base salary + target bonus)	69th	44th	48th
Long-term incentives ("LTI")	73rd	70th	71st
Total direct compensation (cash compensation + LTI)	67th	48th	63rd

PRINCIPAL COMPONENTS OF COMPENSATION

2020 Pay Mix

The Compensation Committee set 2020 base salary and target bonus and LTI award levels to generally align the NEOs’ total direct compensation with the 50th percentile of the market.  The charts below illustrate the relative composition of 2020 total direct compensation for our CEO and our other NEOs.

Base Salaries

We provide each of our NEOs with a competitive fixed annual base salary. The base salaries for our NEOs are reviewed annually by the Compensation Committee by taking into account each executive officer's scope of responsibility, level of experience, individual performance, and past and potential contribution to the Company's business, as well as the Company’s performance and the current year’s change in the cost of living.  The Compensation Committee does not assign any particular formula or weight to the foregoing factors.

41 Diodes Incorporated

Consistent with our compensation philosophy, base salaries represent a fixed portion of total compensation and may generally be at or lower than the median base salaries being offered to individuals with comparable roles in semiconductor companies with which we compete for talent.

The following table shows each NEO’s annualized base salary for 2019 to 2021 and the percentage change in each NEOs’ annualized base salary from the prior year.  With the exception of Mr. Whitmire, whose pay increase reflects his additional responsibilities upon being appointed CFO, the NEO’s did not receive a salary increase in 2020, reflecting the Company’s decline in performance in 2020 when compared to 2019.

Annualized Base Salary
	2018		2019		2020
Name	Base Salary ($)	(%) Change	Base Salary ($)	(%) Change	Base Salary ($)	(%) Change
Keh-Shew Lu	693,750	5%	728,250	5%	728,250	—
Brett R. Whitmire (1)	N/A	N/A	288,000	N/A	294,000	2%
Julie Holland	312,150	5%	390,500	25%	390,500	—
Francis Tang	372,000	5%	390,500	5%	390,500	—
Emily Yang	280,000	N/A	294,000	5%	294,000	—

(1) Mr. Whitmire became an NEO in 2019.

Annual (Bonus) Incentive Plan

Annual incentives reward both the achievement of short-term financial goals, as well as the execution of activities to advance our strategic priorities, which support near-term financial performance and long-term strategic objectives.  Our annual bonus plan for 2019 and 2020 was simple, formulaic and responsive to investor feedback:

42 Diodes Incorporated

This table illustrates the structure of the plan for 2019 and 2020.

Annual Incentives – Plan Structure (2019)
Weighting	Performance Objectives	Metrics
80%	Financial Metrics	Non-GAAP Earnings Per Share (EPS), Net Sales and CSER
20%	Strategic Priorities

Examples of strategic initiatives include, but are not limited to:

•   Complete the acquisition of LSC

•   Manage the impact of the COVID-19 virus on the Company’s operations

•   Increase market share

•   Develop new products

•   Increase % of sales from automotive industry

Both the financial metrics and the strategic priorities are set at the beginning of the year and on an absolute basis. The schedule below sets forth the annual incentives to be paid as a percentage of target.  Performance below or above target will result in an award ranging from 0% to a maximum of 200% of target.

The Compensation Committee chose to use EPS and net sales as the primary measures for 2019 and 2020 to keep our NEOs focused on profitability and profitable growth.  The Compensation Committee determined these measures to be appropriate since they are measures used by our peers in evaluating performance and are commonly used by stakeholders in the evaluation of company performance.  In 2020, the Compensation Committee added CSER to the financial metrics at a 3% weighting and established an internal committee to improve Diodes’ focus on its ongoing environmental, social and governance activities.  Achieving goals in all of these areas is critical to driving short-term results that have long-term impact on value creation.  The strategic initiatives will be evaluated based upon demonstrated performance against the specific pre-determined targets.

Annual Incentives – Financial and Strategic Performance & Payout Ranges
Performance Level	Range of Payout*
Below 80% of Target	0% payout
From 80% to 100% of Target	50% to 100% payout
From 100% to 120% of Target	100% to 200% payout
Above 120% of Target	200% payout (capped)

*Performance between 80% and 100% of target and 100% and

120% of target is interpolated between the end points identified above.

43 Diodes Incorporated

Beginning in 2021 the performance level and payout ranges are revised as follows:

Annual Incentives – Financial and Strategic Performance & Payout Ranges
Performance Level	Range of Payout*
Below 60% of Target	0% payout
From 60% to 100% of Target	50% to 100% payout
From 100% to 140% of Target	100% to 200% payout
Above 140% of Target	200% payout (capped)

*Performance between 60% and 100% of target and between 100% and

140% of target is interpolated between the end points identified above.

The following table sets forth the performance targets established by the Compensation Committee and the results achieved by the Company for fiscal 2019 and fiscal 2020:

	2019			2020
Objective	Weighting	Target	Actual	Weighting	Target	Actual	Performance vs. Target
Financial objectives (80% of award)
Net sales (millions)	20%	$1,290.0	$1,249.1	19%	$1,160.0	$1,212.3	Exceeded
Non-GAAP diluted earnings per share	80%	$2.55	$2.91	78%	$2.07	$2.34	Exceeded
CSER	N/A	N/A	N/A	3%	11	7	Exceeded
Strategic objectives (20% of award)
Complete the acquisition of Lite-On Semiconductor							Achieved (1)
Manage the impact of COVID-19 on the Company's operations							Achieved (2)
Increase market share							Achieved (3)
Develop new products							Achieved (4)
Increase % of revenues from automotive industry							Achieved (5)

(1) In November 2020, the Company completed its acquisition LSC;

(2) During 2020, the Company managed the challenges presented by COVID-19 with minimum disruptions on its operations;

(3) The Company has increased market share;

(4) The Company continues to develop successful new products; and

(5) Net sales related to the automotive industry increased to 11% in 2020 from 10% in 2019.

The following payout percentages, as a percent of target opportunity, for 2020 were calculated based upon the weight of each performance objective for 2020 and the results set forth above:

Performance Objective	% Attained to Target	% Payout to Target	Weight
Financial objective
Net sales	105%	123%	15%
Non-GAAP diluted earnings per share	113%	167%	63%
CSER	157%	200%	2%
Strategic objectives	—	143%	20%

44 Diodes Incorporated

Based upon the Company’s 2020 performance, our NEOs received the following bonuses:

Name	Target Bonus as Percentage of Salary	Actual Payout as % of Target	Actual Payout as % of Salary	2020 Bonus
Dr. Keh-Shew Lu	125%	160%	200%	$1,453,201
Brett R. Whitmire	70%	152%	107%	305,738
Julie Holland (1)	70%	152%	112%	436,369
Francis Tang	70%	152%	106%	414,551
Emily Yang	70%	152%	106%	312,107

For fiscal 2019 and 2020, each financial objective (i.e., net sales and Non-GAAP diluted earnings per share) was established after consideration by the Compensation Committee to ensure that the performance targets establish challenging goals and thereby align the interests of our executives with the interests of our stockholders.

The following table shows each NEO’s maximum executive bonuses for 2018, 2019 and 2020 and the percentage change from the prior year:

	2018		2019		2020
Name	$(1)	Change (%)	$(1)	Change (%)	$(1)	Change (%)
Dr. Keh-Shew Lu	1,659,582	13%	1,820,626	10%	1,820,625	—
Brett R. Whitmire	N/A	N/A	392,000	N/A	401,359	2.4%
Julie Holland	448,164	N/A	546,700	22%	546,700	—
Francis Tang	498,341	177%	546,700	10%	546,700	—
Emily Yang	375,095	N/A	411,600	10%	411,600	—

(1) In 2017, the Compensation Committee redesigned our executive bonus plan to determine actual payouts using a formula based on financial metrics (80%) and specific strategic targets (20%).

This executive bonus plan is operated pursuant to the 2013 Plan which permits the grant of cash awards.  See “Executive Compensation – Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table – 2013 Equity Incentive Plan.”  The executive bonus formula used performance criteria approved by our stockholders.

In early 2021, the Compensation Committee reviewed the design of our annual incentive plan for 2021.  No changes were made to the target awards as a percentage of base salary, the financial objectives, the strategic objectives, or the relative weight of the financial objectives as compared to the strategic objectives.  The weighting of the Non-GAAP diluted earnings per share financial metric will be 77% to emphasize profitability, the weighting of net sales will be 18% and CSER will be 5%.  The Compensation Committee feels these measures reflect the Company’s longer-term goal of achieving a 40% gross margin and the increased focus on corporate governance. Due to the sensitivity of earnings per share and net sales forecasts and the correlation of earnings per share to our stock price, the 2021 targets are not being disclosed at this time.  However, the targets will be disclosed at the end of the performance period along with the achievement levels against such targets.

45 Diodes Incorporated

Long-Term Incentive (LTI) Plan

Under the Company's 2013 Plan, the Company may grant any type of equity award whose value is derived from the value of the Common Stock of the Company, including, but not limited to, shares of Common Stock, stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance stock units (“PSUs”) and restricted stock. Equity awards encourage our NEOs to execute on longer-term financial goals that drive stockholder value creation and support our retention strategy.

In February 2020, the Committee granted long-term incentive (“LTI”) awards to certain executive officers. Each LTI award consisted of (1) restricted stock units (“RSUs”) which vest over four years and (2) performance stock units (“PSUs”) which contain a performance-based vesting condition under which the PSUs will vest upon the Company achieving a cumulative 3-year Non-GAAP operating income target for 2020-2022.

In February 2020, the Compensation Committee reviewed the design of our LTI plan for 2020, with the assistance of CAP. No changes were made to the structure of the plan compared to 2019, except for a change to the 3-year Non-GAAP operating income target for 2020-2022 and a change in our peer group.

For fiscal 2018 and 2019, the cumulative 3-year Non-GAAP earnings per share target was substantially increased over the corresponding objective for the prior year to ensure that the performance targets establish challenging goals and thereby align the interests of our executives with the interests of our stockholders.  For fiscal 2020, the cumulative 3-year Non-GAAP earnings per share was reduced compared to 2019 to reflect current market conditions.

The following chart illustrates the structure of the plan for 2018, 2019 and 2020.  The structure of the LTI awards is the same for the CEO and all other NEOs.

46 Diodes Incorporated

LTI Plan Structure
Weighting	Equity Vehicles	Metrics
50%	Performance-Based Stock Units: Vest according to actual performance compared to pre-established, three‐year absolute financial performance targets.	For the 2020‐2022 award cycle, the Compensation Committee chose a Non-GAAP operating income target of $390.6 million, and increased this target for 2021-2023.
50%	Time-Based Restricted Stock Units: Vest ratably over a four‐year period (i.e., 25% on each anniversary of the award).	N/A

The actual amount of performance-based awards that are earned and vest will be driven by the achievement of the performance metrics at the end of the three-year performance period relative to our three-year absolute performance goals:

LTI Awards Financial Performance & Payout Ranges
Performance Level	Range of Payout*
Below 80% of Target	0% payout
From 80% to 100% of Target	50% to 100% payout
From 100% to 120% of Target	100% to 200% payout
Above 120% of Target	200% payout (capped)

*Performance between 80% and 100% of target and between 100% and

120% of target is interpolated between the end points identified above.

47 Diodes Incorporated

Beginning in 2021 the performance level and payout ranges are revised as follows:

Annual Incentives – Financial and Strategic Performance & Payout Ranges
Performance Level	Range of Payout*
Below 60% of Target	0% payout
From 60% to 100% of Target	50% to 100% payout
From 100% to 140% of Target	100% to 200% payout
Above 140% of Target	200% payout (capped)

*Performance between 60% and 100% of target and between 100% and

140% of target is interpolated between the end points identified above.

The following table sets forth the number of shares subject to RSUs and PSUs granted to each NEO in 2019, 2020 and 2021, the grant date fair value of such awards, and the percentage change in such shares and such value from the prior year:

		2019			2020			2021
Name	Shares/Value	RSUs	PSUs	Change % (1)	RSUs	PSUs	Change % (1)	RSUs	PSUs	Change % (1)
Dr. Keh-Shew Lu	#	59,000	59,000	-6%	53,100	53,100	-10%	32,000	32,000	-40%
		$2,421,360	2,421,360	31%	2,627,919	2,627,919	9%	2,546,240	2,546,240	-3%
Brett R. Whitmire	#	12,000	12,000	N/A	10,800	10,800	-10%	7,600	7,600	-30%
		$492,480	492,480	N/A	534,492	534,492	9%	604,732	604,732	13%
Julie Holland	#	17,000	17,000	31%	15,300	15,300	-10%	9,200	9,200	-40%
		$697,680	697,680	83%	757,197	757,197	9%	732,044	732,044	-3%
Francis Tang	#	17,000	17,000	-6%	15,300	15,300	-10%	7,600	7,600	-50%
		$697,680	697,680	32%	757,197	757,197	9%	604,732	604,732	-20%
Emily Yang	#	13,000	13,000	30%	11,700	11,700	-10%	7,600	7,600	-35%
		$533,520	533,520	82%	579,033	579,033	9%	604,732	604,732	4%

(1) Represents the combined number of shares subject to RSUs and PSUs for the given year and the combined grant date values of such RSUs and PSUs, compared to the combined number of shares subject to awards and the combined grant date values of such awards for the prior year.

The Compensation Committee believes that both performance-based and time-based awards are appropriate equity vehicles for a portion of long-term incentive compensation for the Company’s executive officers because both such awards align executive officers’ interests with the interests of stockholders by focusing executive officers on long-term Company performance.  The value of these awards increases if the Company’s stock price increases, and the value of these awards decreases if the stock price declines.  Time-based awards also serve to retain executive officers because they provide executive officers some economic value (if time-based vesting requirements are met) regardless of stock price changes. Performance-based awards encourage NEOs to achieve the specific pre-determined performance objectives selected by the Compensation Committee.

The Compensation Committee’s policy is to grant equity awards annually in recognition of each executive officer's current and potential contributions to the Company. To encourage retention, stock option and restricted stock awards are subject to a four-year time-based vesting requirement in addition to any performance-based vesting requirement.

In determining equity awards in 2019, 2020 and 2021, the Compensation Committee first reviewed the NEOs’ equity awards in light of the executive compensation philosophy that the total compensation (i.e., the aggregate of all cash and equity awards) of the NEOs and all other executive officers should be competitive at the median (50th percentile) with the total compensation paid to executive officers with comparable duties paid by similarly sized companies in the semiconductor industry.  The number of RSU and PSU awards is adjusted to reflect the Company’s stock price at the time the award is granted. The Compensation Committee noted that in 2020, the Company acquired LSC and contended with the impact of the COVID 19 pandemic.

48 Diodes Incorporated

The Compensation Committee then reviewed each NEO’s personal performance and contribution to the Company.  When doing its review, the Compensation Committee believes that target compensation should be competitive with that being offered to individuals with comparable roles in semiconductor companies with which we compete for talent.  This is done to ensure we employ the best people to lead to our success.  The Compensation Committee reviews the allocation between cash and non-cash components of the NEO’s compensation, and the size, term and value of the awards made in prior years.  The Compensation Committee believes that each NEO made meaningful contributions in each area of his or her responsibilities to the growth and profitability of the Company.  The Compensation Committee believes that it has appropriately valued the cash awards and equity awards granted in 2019, 2020 and 2021 consistent with the Company’s compensation objectives and philosophy.

COMPENSATION REVIEW PROCESS

When making individual compensation decisions for NEOs, the Compensation Committee takes many factors into account, including the performance of the Company as a whole, the current market conditions, the executive officer’s experience, responsibilities, management abilities and job performance, and pay levels for similar positions at comparable companies.  The Compensation Committee does not assign any particular formula or weight to the foregoing factors.

The Role of the Compensation Committee The Compensation Committee determines the compensation for the executive officers, including the NEOs.  The Compensation Committee meets in an executive session at the beginning of each fiscal year to:

•	Evaluate the performance of the NEOs and all other executive officers during the prior fiscal year;
•	Determine their final annual bonuses, if any, for the prior fiscal year;
•

Determine the threshold, target and maximum bonus opportunity for the current fiscal year for each executive officer as a percentage of base salary, the performance objectives and the formula for computing the bonus; and

•

Determine the mix of stock options, restricted shares and/or restricted stock units to be granted in the current year, the portion of such equity compensation that will be time-vested or performance-based, and the performance objectives.

At the end of each fiscal year, the Compensation Committee:

•	Certifies satisfaction of the performance objectives; and
•	Determines the annual bonuses, if any, for all executive officers for such fiscal year.

The Compensation Committee may meet from time to time during the year to assess the adequacy of the Company’s compensation for all executive officers.

The Role of Management The Compensation Committee discusses with, and takes into consideration, the recommendations of the CEO concerning the annual evaluation of the executive officers, except for matters related to his own evaluation and compensation.  The CEO has a role in determining executive compensation because he evaluates employee performance, recommends performance goals and objectives, and recommends salary levels, bonuses and incentive awards of the executive officers, other than himself.

The Role of the Independent Consultant To gain a perspective on external pay levels, emerging practices and regulatory changes, our Compensation Committee engages from time to time outside executive compensation consultants that are independent under the SEC and NASDAQ Stock Market rules to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our executive compensation programs. The Compensation Committee retained Pearl Meyer and Partners, LLC (“Pearl Meyer”) in mid-2016 and CAP in January 2020.  Pearl Meyer advised the Compensation Committee on market best practices and the development of a program that would be directly responsive to stockholder feedback, and CAP advised the Compensation Committee as to the composition of the 2020 Peer Group and compared our 2020 projected executive compensation to that of our 2020 Peer Group, as defined

49 Diodes Incorporated

below.  Pearl Meyer and CAP each was selected by and reported directly to the Compensation Committee. The individuals at Pearl Meyer and CAP who provided compensation consulting services to the Compensation Committee provide no other services to the Company or its subsidiaries.

The Compensation Committee’s reason for updating the benchmarking/survey information at least every three years as opposed to every year is that the Compensation Committee does not believe that the executive compensation benchmark or the comparable companies are likely to have significant changes over just a one or two year period.

In accordance with its charter, the Compensation Committee analyzed whether the work of Pearl Meyer and CAP as a compensation consultant has raised any conflict of interest, taking into consideration the following factors:  (i) the provision of other services to the Company by Pearl Meyer and CAP; (ii) the amount of fees from the Company paid to Pearl Meyer and CAP as a percentage of the firm’s total revenue; (iii) Pearl Meyer’s and CAP’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Pearl Meyer and CAP or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Pearl Meyer and CAP or the individual compensation advisors employed by the firm.  The Compensation Committee has determined based on its analysis of the above factors, that the work of Pearl Meyer and CAP and the individual compensation advisors employed by Pearl Meyer and CAP as compensation consultants to the Company has not created a conflict of interest.

Selection of Peer Group The Compensation Committee reviews data concerning the pay practices among semiconductor companies of similar size to the Company.  Based on the review undertaken in 2020 by CAP, the Company’s peer group effective for 2020 consists of the following companies (the “2020 Peer Group”):

2020 Peer Group(1)
Alpha and Omega Semiconductor Limited	ON Semiconductor Corporation
Cirrus Logic, Inc.	Plantronics, Inc.
Cree, Inc.	Qorvo, Inc.
Cypress Semiconductor Corporation	Semtech Corporation
Infinera Corporation	Silicon Laboratories Inc.
Littelfuse, Inc.	Skyworks Solutions, Inc.
Marvell Technology Group Ltd.	Synaptics Incorporated
Maxim Integrated Products, Inc.	Vishay Intertechnology, Inc.
Monolithic Power Systems, Inc.

(1) For the 2020 Peer Group, the median revenue for the trailing twelve months up to September 30, 2019 was $1.6 billion. For the same period Diodes’ revenue was $1.3 billion.

ADDITIONAL BENEFITS AND PERQUISITES

Executive officers are entitled to reimbursement for all reasonable and documented business expenses and paid time off in accordance with the Company’s policies (which are also applicable to all employees). Certain executive officers are also provided additional executive benefits and perquisites. For fiscal 2020, the Company provided the following benefits and perquisites to the NEOs:

Benefit	Description
Automobile Allowance	• $1,300 per month for Chairman, President, and Chief Executive Officer • $1,000 per month for certain NEOs • $600 per month for certain Senior Vice President of World Wide Sales
Health Insurance	• Corporate group insurance
Dental Insurance	• Corporate group insurance
Vision Insurance	• Corporate group insurance
Employee Assistance Program	• Corporate employee assistance program
Retirement Plans

•   401(k) Plan matching contributions of $1 for every $2 contributed by the participant up to 6% (3% maximum matching) of the participant’s eligible payroll (subject to regulations of the Internal Revenue Service)

•   Discretionary 401(k) contribution, the amount of which is to be determined each year.  For 2020, no discretionary contributions were made.

50 Diodes Incorporated

Benefit	Description
Deferred Compensation Plan	• Defer receipt of a portion of salary, cash bonus, equity or other specified compensation. • Discretionary contribution made by the Company. For 2020, no discretionary contributions were made.
Life Insurance	• Corporate group life insurance in the amount of $700,000
Accidental Death and Dismemberment	• Insured in the amount of $700,000
Business Travel Accident Insurance	• $1,000,000 for accidental death and dismemberment • $500,000 for permanent total disability • $500 per week for up to 52 weeks of accident total disability
Short-Term Disability Insurance	• After elimination period of seven days, 66-2/3% of weekly earnings are paid to a maximum of $3,750 per week.
Long-Term Disability Insurance

•   After elimination period of 180 days, 66-2/3% of basic monthly earnings to a maximum of $15,000 per month (and the duration of such benefit is based on such NEO’s age on the date of his or her disability).

Executive Health Reimbursement

•   Reimbursement of certain enhanced medical services intended to promote the executive's health and well-being up to the annual maximum reimbursement limits as follows:

•    $6,000 for CEO

•    $3,000 for Other Executive Officers

The additional benefits and perquisites provided to NEOs for fiscal 2020 accounted for a nominal amount of the NEOs’ total compensation. The Compensation Committee believes that these benefits and perquisites are consistent with the Compensation Committee’s philosophy to provide a competitive compensation package.

BEST PRACTICES

For a description of the Company’s anti-hedging, anti-pledging, anti-short selling, stock ownership, stock retention and clawback policies, see, “Corporate Governance – Corporate Policies.”

COMPENSATION RISK ASSESSMENT

The Compensation Committee has conducted an annual compensation risk assessment and concluded that the Company’s compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee took into account the significant proportion of the annual compensation that is based on equity incentives that have long maturities and vesting periods, and the Company’s clawback, stock retention and stock ownership policies that align the NEO’s and other executive officers’ compensation with the interests of the Company’s stockholders.

POST-TERMINATION AND CHANGE- IN-CONTROL PAYMENTS

The Compensation Committee believes that a change-in-control transaction would create uncertainty regarding the continued employment of the Company’s executive officers.  This is because many change-in-control transactions result in significant organizational changes, particularly at the senior executive level.  In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their continued employment in connection with, or following, a transaction is often uncertain, and to help keep the Company’s executive officers focused on Company business rather than on their personal financial security, the Compensation Committee believes

51 Diodes Incorporated

that providing certain of the Company’s executive officers with severance benefits upon certain terminations of employment following an actual or potential change-in-control transaction is in the best interests of the Company and its stockholders.

Dr. Lu entered into his current employment agreement with the Company as of July 21, 2015 to replace his expired 2009 employment agreement.  In the event that Dr. Lu’s employment by the Company is terminated (a) by the Company for "cause" (as defined), or (b) by him other than for "good reason" (as defined), or (c) due to his death, neither the Company nor he shall have any remaining duties or obligations under the employment agreement, except that:

a)	the Company shall promptly pay or provide to Dr. Lu, or his estate, the annual base salary, prorated through the date of termination,
b)	the Company shall pay to Dr. Lu, or his estate, any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination,
c)	all stock-based compensation previously granted to Dr. Lu shall continue to be governed by the applicable award agreement, and
d)	Dr. Lu shall continue to be bound by the restrictions on the use of trade secrets, “competitive activities” (as defined) and solicitation of employees and independent contractors.

In the event that Dr. Lu’s employment by the Company is terminated by (a) the Company other than for "cause" including a termination by the Company due to Dr. Lu’s “Disability” (as defined), or (b) Dr. Lu for "good reason" (as defined), neither the Company nor Dr. Lu shall have any remaining duties or obligations under the agreement, except that:

1)	clauses (a) through (d) in the preceding paragraph shall each be applicable,
2)

the Company shall continue to pay or provide to Dr. Lu, or his estate, the annual base salary during the period commencing on the 60th  day after the effective date of such termination and ending on the first anniversary of such effective date such that an aggregate total of 12 months of base salary are provided, and

3)

the Company shall provide to Dr. Lu continued participation in any group health plan or medical reimbursement plan on the terms existing on the date of termination for the period commencing on the effective date of such termination and ending on the earlier of 18 months thereafter or the date that the Company is otherwise unable to continue to cover him under its group health plans without penalty under applicable law.

The term of Dr. Lu’s employment agreement commenced on July 21, 2015 and shall end on May 31, 2022, unless sooner terminated as provided in the agreement or due to death.  Employment is “at will” and may be terminated by either the Company or Dr. Lu at any time.  See Exhibits 99.1 to the Current Reports on Form 8-K filed with the SEC on July 27, 2015 and February 27, 2017 for a complete copy of the employment agreement and the Amendment thereto between the Company and Dr. Lu.

52 Diodes Incorporated

TAX AND ACCOUNTING CONSIDERATIONS

Deductibility of Compensation  Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), prior to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), a public company generally will not be entitled to a deduction for non-performance-based compensation paid to an executive officer to the extent such compensation exceeds $1.0 million.  Special rules apply for “performance-based” compensation, including the approval of the performance goals by the stockholders of the Company.  The stockholders of the Company have approved each of the Company's incentive plans for the purpose of qualifying those plans under Code Section 162(m).  To qualify for deductibility under Code Section 162(m), the performance goals must be established no later than 90 days from the beginning of the performance period.

While the Compensation Committee has in the past generally intended that all compensation be deductible, there will be instances where potentially non-deductible compensation is provided to reward our NEOs consistent with our compensation philosophy for each compensation element.  Moreover, the Tax Act substantially revised Code Section 162(m).  As a result of the Tax Act revisions, effective as of 2018, (1) the commission and performance-based exceptions have been removed (effectively eliminating the tax deduction for annual compensation which is in excess of $1 million), and (2) the group of executives covered by Code Section 162(m) includes the chief executive officer, the chief financial officer, the three other most highly compensated executive officers, and anyone who was previously a covered executive officer with the Company.  While the Tax Act provides some limited transitional relief for certain performance-based compensation awards that may be grandfathered from the elimination of the performance-based compensation exception, this relief is limited and may not be applicable.  Therefore, despite the Compensation Committee’s past efforts to structure executive team incentive awards in a manner intended to be exempt from Code Section 162(m) and therefore not subject to its deduction limits, no assurance can be given that compensation which is in excess of the annual $1 million compensation limit will in fact be deductible. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Code Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Nonqualified Deferred Compensation For a discussion of the Company's nonqualified deferred compensation arrangements, see “Executive Compensation – Nonqualified Deferred Compensation.”

Accounting for Share-Based Compensation The Company uses the Black-Scholes-Merton option-pricing model to determine the fair value of stock options on the date of grant.  The amount recognized for financial statement reporting purposes for restricted stock and performance stock grants is calculated by multiplying the number of shares subject to the grant by the closing price of the Company’s Common Stock on the grant date.

Limited Change-in-Control Benefits We provide limited change-in-control severance benefits to Company’s executive officers and do not provide any related tax gross-ups.  See “Compensation Discussion and Analysis – Additional Benefits and Perquisites.”

53 Diodes Incorporated

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Report of the Compensation Committee of the Board does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Dated: March 31, 2021	Respectfully submitted,

The Compensation Committee

Michael K.C. Tsai, Chairman
Warren Chen
Christina Wen-Chi Sung

54 Diodes Incorporated

EXECUTIVE COMPENSATION

The table below summarizes the compensation for each of the last three fiscal years of (1) each person who served as the Company’s principal executive officer or the Company’s principal financial officer during 2020, (2) the Company’s three other most highly compensated executive officers who were serving as executive officers at the end of 2020 (excluding the amount in column (h)), and (3) up to two additional individuals for whom disclosure would  have been required under clause (2) but for the fact that the individual was not serving as an executive officer at the end of fiscal 2020 (collectively, “NEOs”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (1) (c)	Bonus ($) (2) (d)	Stock Awards ($) (3) (e)	Option Awards ($) (3) (f)	Non-Equity Incentive Plan Compensation ($) (2) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (5) (i)	Total ($) (j)
Keh-Shew Lu	2020	728,250	—	5,255,838	—	1,453,201	22	102,927	7,540,216
Chairman, President and	2019	723,713	28,010	4,842,720	—	1,479,584	135	70,032	7,144,059
Chief Executive Officer	2018	689,320	26,683	3,688,020	—	1,659,582	108	81,377	6,144,982
Brett R. Whitmire (4)	2020	286,685	—	1,068,984	—	305,738	—	45,861	1,707,268
Chief Financial Officer	2019	264,207	10,769	984,960	—	312,502	—	42,089	1,614,527
Julie Holland	2020	390,500	—	1,514,394	—	436,369	770	28,326	2,369,589
Senior Vice President,	2019	380,196	15,019	1,395,360	—	435,829	1,194	24,602	2,251,006
Corporate Operations	2018	310,136	12,006	761,020	—	448,164	(441)	23,837	1,555,163
Francis Tang	2020	390,500	—	1,514,394	—	414,551	72,652	25,659	2,345,104
Senior Vice President,	2019	388,067	15,019	1,395,360	—	401,978	98,216	23,604	2,224,028
World Wide Discrete Products	2018	369,624	14,308	1,053,720	—	498,341	(36,916)	23,837	1,959,830
Emily Yang	2020	294,000	—	1,158,066	—	312,107	—	21,538	1,785,711
Senior Vice President,	2019	292,159	11,308	1,067,040	—	302,642	—	18,377	1,691,526
World Wide Sales and Marketing	2018	276,476	10,769	585,400	—	375,095	—	18,215	1,265,955

(1) Each executive officer’s salary is established in February of each year.  Amounts shown represent the amounts earned in each fiscal year. Effective March 1, 2021, the base salaries for Dr. Lu and Messrs. Whitmire and Tang were $728,250, $294,000 and $390,500, respectively, and Ms. Holland and Ms. Yang were $390,500 and $294,000, respectively.

(2) The amount shown is the actual cash bonus paid for 2020.  This amount consists of any performance-based bonus and any discretionary bonus.  Under the executive bonus formula that established the target bonus for each executive officer (i) 80% of the bonus was tied to the financial metrics of the Company and (ii) 20% of the bonus was tied to individual goals for each NEO.  See “Compensation Discussion and Analysis – Principal Components of Compensation – Annual (Bonus) Incentive Plan.”  In December 2019 and 2018 the Compensation Committee granted a cash bonus to all employees, including executive officers. These bonuses were equal to two weeks additional pay.

(3) These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each NEO has actually realized a financial benefit from the awards. The value of the equity awards in columns (e) and (f) is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported in the Stock Awards column (e) above (in the form of RSUs and PSUs) are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. See Note 14, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2020, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2021, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All restricted stock and option awards vest in four equal annual installments after the date of grant. Performance-based equity awards vest according to actual performance compared to pre-established, three‐year absolute financial performance targets.

(4) Mr. Whitmire was appointed Chief Financial Officer effective March 1, 2019.

(5) Certain of the Company’s executive officers receive personal benefits in addition to salary, cash bonuses and share-based compensation, consisting of automobile allowance, medical insurance, dental insurance, vision insurance, employee assistance program, taxable per diem, contributions under the Company’s retirement plans, deferred compensation plan, life insurance payable at the direction of the employee, accidental death and dismemberment insurance (“AD&D”), business travel accident insurance, and short-term and long-term disability insurance. The amount shown in column (i) for “All Other Compensation” includes benefits summarized in the following table for each         ``.

55 Diodes Incorporated

The table below sets forth the detail of “All Other Compensation” for each NEO.

Name	Year	Auto Allowance ($)	Health Insurance ($)(1)	Retirement Plans ($)	Life and Disability Insurance ($)(2)	Per Diem ($)(3)	Total ($)(4)
Keh-Shew Lu	2020	15,600	14,347	8,550	2,762	61,668	102,927
	2019	15,600	13,440	8,400	2,762	29,830	70,032
	2018	15,600	12,797	8,250	2,790	41,940	81,377
Brett R. Whitmire	2020	12,000	22,562	8,550	2,749	—	45,861
	2019	12,000	18,958	8,400	2,731	—	42,089
Julie Holland	2020	—	17,015	8,550	2,762	—	28,326
	2019	—	13,440	8,400	2,762	—	24,602
	2018	—	12,797	8,250	2,790	—	23,837
Francis Tang	2020	—	14,347	8,550	2,762	—	25,659
	2019	—	12,442	8,400	2,762	—	23,604
	2018	—	12,797	8,250	2,790	—	23,837
Emily Yang	2020	7,200	3,027	8,550	2,762	—	21,538
	2019	7,200	15	8,400	2,762	—	18,377
	2018	7,200	15	8,250	2,750	—	18,215

(1) Consists of medical, dental, and vision insurance, as well as employee assistance program.

(2) Consists of life, AD&D, business travel accident, and short-term and long-term disability insurance.

(3) Taxable per diem amounts consist of amounts paid to Dr. Lu for reimbursements while staying at his personal residence while traveling on Company business.

(4) The total does not include change in deferred compensation plan benefit value, if any, which is immaterial.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of awards to the NEOs under the Company’s non-equity incentive plan and the 2013 Plan during 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (1) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Keh-Shew Lu	2/19/2020	455,157	910,313	1,820,626	26,550	53,100	106,200	53,100	—	—	5,255,838
Brett R. Whitmire	2/19/2020	100,800	201,600	403,200	5,400	10,800	21,600	10,800	—	—	1,068,984
Julie Holland	2/19/2020	136,675	273,350	546,700	7,650	15,300	30,600	15,300	—	—	1,514,394
Francis Tang	2/19/2020	136,675	273,350	546,700	7,650	15,300	30,600	15,300	—	—	1,514,394
Emily Yang	2/19/2020	102,900	205,800	411,600	5,850	11,700	23,400	11,700	—	—	1,158,066

(1) These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each NEO has actually realized a financial benefit from the awards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Grant date fair value reported for stock awards in the form of RSUs and PSUs is calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. See Note 14, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2020, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2021, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All stock option and RSU awards vest in four equal annual installments.  Vesting of performance-based equity awards is subject to certain performance criteria being met over a three-year cumulative period.

56 Diodes Incorporated

CEO Pay Ratio

At the end of 2020 Diodes had approximately 8,900 employees worldwide, including approximately 3,600 direct labor personnel, located mainly in Asia.  The annual total compensation for our median employee for 2020 was $23,299 and $7,540,216 for our CEO. The resulting ratio of our CEO’s pay to the pay of our median employee for 2020 was 323 to 1. The annual total compensation for our median US employee for 2020 was $174,969 and the resulting ratio of our CEO’s pay to the pay of our median US employee for 2020 was 43 to 1.

We identified the median employee by examining the 2020 compensation data for all individuals, excluding our CEO, who were employed by us as of December 31, 2020. We included all employees, whether employed on a full-time, part-time or seasonal basis. We did not make any cost-of-living adjustments in identifying the median employee. We also did not make any assumptions or adjustments with respect to total cash compensation. We calculated the median employee’s annual total compensation using the same methodology we use for our NEOs as set forth in the 2020 Summary Compensation Table in this proxy statement.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

CEO Employment Agreement

2017 Amendment. On February 22, 2017, the Company and Dr. Lu entered into Amendment No. 1 (the “Amendment”) to the Employment Agreement between the Company and Dr. Lu dated as of July 21, 2015, as described below. The Amendment provided for the replacement of the 2015 Awards covering 700,000 shares of the Company’s Common Stock granted to Dr. Lu on July 21, 2015 with the Modified Awards covering 62,905 shares, all pursuant to the Company’s 2013 Plan.  The Modified Awards had more stringent vesting and performance criteria than the 2015 Awards they replaced. The Modified Awards replaced the 2015 Awards and, therefore, were to be Dr. Lu’s annual equity incentive award granted for 2015. See Exhibit 99.1 to the Current Report on Form 8-K filed on February 27, 2017.

The terms of performance-based awards state that within ninety days after the end of the performance period, the Compensation Committee shall determine the degree to which Target Performance has been achieved (such date of determination is the “Determination Date”) and that will also be the date of vesting for the target number of PSUs (the “Target Award”).  These shares were released during February 2020.

The terms of performance-based awards state that the Target Award will vest if the Target Performance is achieved. 50% of the Target Award will vest upon achievement of 80% of the Target Performance, and 200% of the Target Award will vest upon achievement of 120% of the Target Performance. Upon achievement of between 80% and 100%, and between 100% and 120%, of Target Performance, the percentage of the Target Award that vests will be decreased or increased on a pro rata basis, with no vesting or payout upon achievement of below 80% of Target Performance and with vesting and payout limited to 200% of the Target Award if the Target Performance exceeds 120%.  If either a Qualifying Termination or a Change in Control, as defined, occurs before the end of the three-year performance period, then the Target Performance and Target Award shall each be pro-rated based on the number of days within the performance period that have elapsed as of the end of the calendar month before the Qualifying Termination or Change in Control.

Upon termination at any time before the earlier of a Qualifying Termination or Change in Control or the Determination Date, all then unvested PSUs shall be forfeited.

The Company satisfied the performance criteria, at the 200% level, and the 125,810 shares were released in February 2020.

2015 Employment Agreement. The following is a summary of Dr. Lu’s employment agreement entered into on July 21, 2015, that was amended as described above on February 22, 2017.  Prior to the Amendment, the employment agreement provided that Dr. Lu would be entitled to (i) receive an annual base salary of $623,000 (changed to $660,750

57 Diodes Incorporated

by the Amendment)  (subject to increase in the discretion of the Company's Board of Directors), (ii) receive grants of the 2015 Awards, covering 700,000 shares of the Company’s Common Stock (replaced with the Modified Awards covering 62,905 shares), (iii) participate in any executive bonus plan of the Company and maintain continued eligibility for additional equity compensation grants, (iv) receive reimbursement for all reasonable and documented business expenses, (v) receive paid vacation in accordance with the Company's vacation policy for employees, (vi) participate in all plans and programs sponsored by the Company for employees in general, (vii) receive a life insurance policy with a death benefit in the amount in effect on the date of the employment agreement ($700,000), and (viii) receive a disability insurance policy in the maximum insurable amount.

The term of Dr. Lu’s employment agreement commenced on July 21, 2015 and shall end on May 31, 2022, unless sooner terminated as provided in the agreement or due to death.  Employment is “at will” and may be terminated by either the Company or Dr. Lu at any time.  See Exhibits 99.1 to the Current Reports on Form 8-K filed with the SEC on July 27, 2015 and February 27, 2017 for a complete copy of the employment agreement and the Amendment thereto between the Company and Dr. Lu.

Executive Bonus Plan

For a description of the Company’s executive bonus plan, including the amount granted to NEOs in 2018, 2019 and 2020, and the method for determining the executive bonuses, see “Compensation Discussion and Analysis – Principal Components of Compensation – Annual (Bonus) Incentive Plan.”

2001 Omnibus Equity Incentive Plan

The purpose of the 2001 Omnibus Equity Incentive Plan (“2001 Incentive Plan”) is to promote and advance the interests of the Company and its stockholders by enabling the Company to attract, retain and motivate key service providers by providing performance-based benefits. The 2001 Incentive Plan encourages ownership in the Company by such key personnel whose long-term service is considered essential to the Company’s continued progress and, thereby, align participants’ and stockholders’ interests. Among other types of awards, SARs, stock options, stock awards, including restricted stock and RSUs, and cash awards, may be granted under the 2001 Incentive Plan. Options granted under the 2001 Incentive Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or nonqualified stock options. Since the approval of the 2013 Equity Incentive Plan (as so amended and restated the “2013 Plan”), all new grants are granted under the 2013 Plan, and we will not grant any further grants under the 2001 Plan.

2013 Equity Incentive Plan

At the 2017 annual meeting of stockholders, the Company stockholders approved an amendment and restatement of the Diodes Incorporated 2013 Plan to grant stock-based incentive awards to our employees, consultants and directors (collectively, “Selected Participants”). The 2013 Plan was previously approved by our Board on April 14, 2013 and by the stockholders at the annual meeting held on May 29, 2013.  A brief overview of the 2013 Plan follows:

The purpose of the 2013 Plan is to promote our long-term success and the creation of stockholder value by:

•	Attracting and retaining the services of key employees who would be eligible to receive grants as Selected Participants,
•	Motivating Selected Participants through equity-based compensation that is based upon the performance of our Common Stock, and
•

Further aligning Selected Participants’ interests with the interests of our stockholders, through the award of equity compensation grants which increases their proprietary interest in the Company, to achieve long-term growth over short-term performance.

58 Diodes Incorporated

Certain Key Features of the 2013 Plan are summarized as follows:

•	If not terminated earlier by the Board, the 2013 Plan will terminate on May 28, 2023.
•

Up to a maximum aggregate of 12,000,000 shares of Common Stock may be issued under the 2013 Plan. However, a share that is issued pursuant to an award other than a stock option or SAR shall count as 1.84 shares against this limit.

•

The 2013 Plan will generally be administered by a committee comprised solely of independent members of the Board. This committee will be the Compensation Committee unless otherwise designated by the Board (the “2013 Plan Committee”). The Board or the 2013 Plan Committee may designate a separate committee to make awards to employees who are not officers subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 or are not “Covered Employees” (as defined under the Code) Section 162(m)). As so amended by the Tax Act, Code Section 162(m) now provides that Covered Employees are anyone who served as the principal executive officer, the principal financial officer and each of the other three most highly compensated officers.

•

Employees, consultants and Board members are eligible to receive awards, provided that the 2013 Plan Committee has the discretion to determine (i) who shall receive any awards, and (ii) the terms and conditions of such awards.

•	Awards may consist of incentive stock options (“ISOs”), nonstatutory stock options (“NQSOs”), restricted stock, stock units, SARs, other equity awards and/or performance-based cash awards.
•	Stock options and SARs may not be granted at a per share exercise price below the fair market value of a share of our Common Stock on the date of grant.
•	Stock options and SARs may not be repriced or exchanged without stockholder approval.
•	The maximum exercisable term of stock options and SARs may not exceed eight years.
•	Awards are subject to the recoupment of compensation policies of the Company.
•	The 2013 Plan shall be governed by the laws of the State of Delaware (which is the state of our incorporation) except for Delaware’s conflict of law provisions.

Eligibility to Receive Awards. Employees, consultants and Board members of the Company and certain of our affiliated companies are eligible to receive awards under the 2013 Plan. The 2013 Plan Committee determines, in its discretion, the Selected Participants who will be granted awards under the 2013 Plan. As of the Record Date, all employees (including eight executive officers) and seven non-employee directors were eligible to participate in the 2013 Plan. With respect to our non-employee directors, the 2013 Plan provides that any non-employee director cannot receive awards in any fiscal year that in the aggregate exceed 240,000 shares for the Chairperson, 160,000 shares for the Vice Chairperson, and 20,000 for other non-employee directors. If the Board affirmatively acts to implement such a process, the 2013 Plan also provides that non-employee directors may elect to receive stock grants or stock units (which would be issued under the 2013 Plan) in lieu of fees that would otherwise be paid in cash.

401(k) Plan and Other Retirement Plans

The Company maintains a 401(k) Plan for the benefit of qualified employees at our U.S. locations. Employees who participate in the 401(k) Plan may elect to make salary deferral contributions to the 401(k) Plan up to 100% of the employees’ eligible payroll subject to annual Internal Revenue Code maximum. We currently make a discretionary matching contribution of $1 for every $2 contributed by the participant up to 6% (3% maximum matching) of the participant’s eligible payroll, which vests over an initial four years. In addition, we may make a discretionary contribution to the entire qualified employee pool, in accordance with the 401(k) Plan. As stipulated by the regulations of the People’s Republic of China, we maintain a retirement plan pursuant to the local municipal government for the employees in China. We are required to make contributions to the retirement plan at a rate between 10% and 22% of the employee’s eligible payroll. Pursuant to the Taiwan Labor Standard Law and Factory Law, we maintain a retirement plan for the employees in Taiwan, whereby we make contributions at a rate of 6% of the employee’s eligible payroll.

59 Diodes Incorporated

Defined Benefit Plan

In connection with the 2008 acquisition of Zetex Semiconductor Corporation, the Company adopted a contributory defined benefit plan that covers certain employees in the United Kingdom. The defined benefit plan is closed to new entrants and frozen with respect to future benefit accruals. The retirement benefit is calculated based on the final average compensation and service of each eligible employee. The Company determined the fair value of the defined benefit plan assets and utilizes an annual measurement date of December 31. At subsequent measurement dates, defined benefit plan assets will be determined based on fair value. Defined benefit plan assets consist primarily of high quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability. The net pension and supplemental retirement benefit obligations and the related periodic costs are based on, among other things, assumptions of the discount rate, estimated return on defined benefit plan assets and mortality rates. These obligations and related periodic costs are measured using actuarial techniques and assumptions. The projected unit credit method is the actuarial cost method used to compute the pension liabilities and related expenses.

The trustees under the plan are required to review the plan’s funding position every three years. The pension plan funding valuation as at March 31, 2019 resulted in a deficit of approximately GBP 26.7 million (approximately $34.7 million based on a GBP: USD exchange rate of 1:1.3). As a result of this valuation we agreed to a revised schedule of contributions of GBP 2.0 million (approximately $2.6 million based on a GBP: USD exchange rate of 1:1.3) to be paid in annual installments with effect from April 1, 2020 to address the deficit revealed by the valuation (with the first payment to be made by March 31, 2021, and payments to be made by December 31 each year thereafter). These contributions, together with the assumed asset outperformance, are expected to eliminate the deficit by December 31, 2028. Further, we will pay GBP 0.2 million in annual installments effective April 1, 2020 to cover plan expenses. Moving the recovery plan from a 2030 deadline to a 2029 deadline could require us to increase our plan contributions.  If we fail to reach an agreement with the plan trustees, as we are required to do every three years, the pension regulator in the U.K. could impose contributions on Diodes Zetex Limited or Diodes Zetex Semiconductors Limited, or in limited circumstances could require financial support to be provided to the plan from entities connected or associated with Diodes Zetex Limited or Diodes Zetex Semiconductors Limited. Furthermore, Diodes Zetex Limited and Diodes Zetex Semiconductors Limited remain ultimately liable to fully fund the plan regardless of any failure to agree upon future contributions in respect of a particular actuarial valuation, i.e., if either the plan or those companies were wound up, a debt equal to each company’s share of the entire outstanding deficit at that time (calculated on a statutory conservative basis) would be owed by the relevant company. This could have a material adverse effect on our cash flows, operating results and financial condition.

60 Diodes Incorporated

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by NEOs as of December 31, 2020:

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexcercisable (#) (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (1) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units of Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, of Other Rights That Have Not Vested ($) (j)
Keh-Shew Lu	80,000	—	—	27.92	5/27/2022	15,727	1,108,754	63,000	4,441,500
	100,000	—	—	19.27	5/21/2022	31,500	2,220,750	59,000	4,159,500
	—	—	—	—	—	44,250	3,119,625	53,100	3,743,550
	—	—	—	—	—	53,100	3,743,550	—	—
	—	—	—	—	—	6,750	475,875	—	—
Brett R. Whitmire	—	—	—	—	—	750	52,875	12,000	846,000
	—	—	—	—	—	1,200	84,600	10,800	761,400
	—	—	—	—	—	9,000	634,500	—	—
	—	—	—	—	—	10,800	761,400	—	—
Julie Holland	—	—	—	—	—	2,829	199,445	13,000	916,500
	—	—	—	—	—	6,500	458,250	17,000	1,198,500
	—	—	—	—	—	12,750	898,875	15,300	1,078,650
	—	—	—	—	—	15,300	1,078,650	—	—
Francis Tang	—	—	—	—	—	4,554	321,057	18,000	1,269,000
	—	—	—	—	—	9,000	634,500	17,000	1,198,500
	—	—	—	—	—	12,750	898,875	15,300	1,078,650
	—	—	—	—	—	15,300	1,078,650	—	—
Emily Yang	—	—	—	—	—	5,000	352,500	10,000	705,000
	—	—	—	—	—	450	31,725	13,000	916,500
	—	—	—	—	—	5,000	352,500	11,700	824,850
	—	—	—	—	—	9,750	687,375	—	—
	—	—	—	—	—	11,700	824,850	—	—

(1) Equity awards vest in four equal annual installments on the first four anniversary dates of the date of grant. Performance-based awards can pay out between 0% and 200% of target, based on actual performance compared to pre-established, three-year financial performance targets.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding exercises of options and vesting of RSU or PSUs held by NEOs during the year ended December 31, 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Keh-Shew Lu	180,000	5,519,200	199,536	9,826,356
Brett R. Whitmire	—	—	5,050	242,204
Julie Holland	—	—	34,961	1,715,573
Francis Tang	—	—	52,732	2,591,753
Emily Yang	—	—	11,700	609,732

(1) Value realized on exercise or vesting is calculated by (i) multiplying the number of shares acquired upon exercise or vesting by (ii) the difference between the closing price of the Common Stock of the Company on the transaction date and the exercise price, if any, and does not necessarily reflect the actual value realized.

61 Diodes Incorporated

The actual value ultimately realized depends upon the number of shares actually sold by each NEO, if any. In addition to time requirements, in order for performance-based equity awards to vest, certain performance criteria must be met.

Equity Compensation Plan Information

 The following table sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of December 31, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	766,028	(1)	$23.33	(2)	2,674,045	(3)
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	766,028		$23.33		2,674,045

(1) Shares issuable pursuant to outstanding options and awards under the 2001 Incentive Plan and the 2013 Plan as of December 31, 2020.

(2) Weighted average exercise price based on 192,978 stock options outstanding.

(3) Represents shares of Common Stock that may be issued pursuant to future awards under the 2013 Plan.

62 Diodes Incorporated

NONQUALIFIED DEFERRED COMPENSATION

The Company maintains a nonqualified deferred compensation plan, which permits the Board and eligible employees, including the NEOs, to voluntarily elect to defer up to 75% of base salary, and up to 100% of cash bonuses and stock awards until designated future dates, provided that their total deferrals do not reduce their total compensation below the amount necessary to satisfy obligations such as employment taxes and benefit plan payments. Amounts deferred are credited with earnings or losses based on the participant’s investment allocation among investment options, which may include stocks, bonds and mutual fund shares. Withdrawals can be made pursuant to Internal Revenue Service regulations for retirement and distributions. While still employed, distributions are paid in accordance with the participants’ elections with regard to the timing and form of distributions. Upon termination of an executive, a 100% distribution of their account is made after six months has lapsed from their separation from service. The Company may, from time to time, make discretionary contributions to participants’ accounts. No discretionary contributions were made in 2020, 2019 or 2018. The Company offsets its obligations under the nonqualified deferred compensation plan by investing in the actual underlying investments. These investments are classified as trading securities and are carried at fair value. At December 31, 2020, these investments totaled approximately $12.8 million. Gains and losses in these investments are materially offset by corresponding gains and losses in the deferred compensation plan liabilities.

The following table sets forth certain information related to the nonqualified deferred compensation plan for the NEOs:

Name (a)	Executive Contributions in Last Fiscal Year ($) (1) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Keh-Shew Lu	—	—	22	—	6,838
Brett R. Whitmire	—	—	—	—	—
Julie Holland	—	—	770	—	7,012
Francis Tang	—	—	72,652	—	687,560
Emily Yang	—	—	—	—	—

(1) Contributions are reported as compensation in the last completed fiscal year in either the “Salary” or the “Bonus” column in the Summary Compensation Table depending on the source of the deferral.

(2) The amounts reported in this column are reported as compensation for 2020 in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion sets forth potential payments payable to the NEOs upon termination of their employment or a change in control of the Company. For purposes of this section, certain relevant provisions and terms that are generally applicable and which therefore cover the NEOs are described below:

Dr. Keh-Shew Lu – Employment Agreement and Equity Award Agreements

Payments Upon Termination by the Company Other Than for “Cause” or by the Employee for “Good Reason”

Payments upon termination by the Company other than for “cause” (as defined in Dr. Lu’s employment agreement) or by Dr. Lu for “good reason” (as defined in Dr. Lu’s employment agreement) are governed by his current employment agreement entered into with the Company on July 21, 2015. Dr. Lu’s relationship with the Company is “at will” and may be terminated at the option of either party, for any or no reason whatsoever, with or without cause.

“Cause” means:

●

the willful and continued refusal of the employee to substantially perform his duties in accordance with his employment agreement (other than any such failure resulting from incapacity due to physical or mental illness), insubordination, or material violation of the Company’s policies, in each case after a written demand for

63 Diodes Incorporated

substantial performance is delivered to the employee by the Board which specifically identifies the manner in which the Board believes that the employee has not substantially performed such duties, the acts constituting such insubordination, or such violations of the Company’s policies, as the case may be, and the employee shall have had a reasonable opportunity to remedy the same; or

●	the conviction of, or a plea of nolo contendere by, the employee to a felony; or
●	a charge or indictment of a felony, the defense of which renders the employee substantially unable to perform his duties under his employment agreement.

“Good reason” means:

●	a material diminution in employee’s base salary;
●	a material diminution in the employee’s authority, duties or responsibilities as contemplated in his employment agreement;
●	a material change in the geographic location at which the employee must perform services; or
●	any other action or inaction that constitutes a material breach by the Company of the employment agreement.

In the event Dr. Lu’s employment is terminated by (a) the Company other than for “cause” (as defined), or (b) Dr. Lu for “good reason” (as defined), (i) the Company shall continue to pay or provide to Dr. Lu the annual base salary during the period commencing on the 60th  day after the effective date of such termination and ending on the first anniversary of such effective date such that an aggregate total of 12 months of base salary are provided, (ii) the Company shall pay to Dr. Lu any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination, (iii) the Company shall pay Dr. Lu his accrued but unused paid time off, (iv) the Company shall provide to Dr. Lu continued participation in any group health plan or medical reimbursement plan on the terms existing on the date of termination for the period commencing on the effective date of such termination and ending 18 months thereafter, and (v) all stock-based compensation previously granted to Dr. Lu (including, but not limited to, all stock options, SARs, stock units, bonus units and stock grants) shall continue to be governed by the applicable award agreement.

However, if Dr. Lu’s employment is terminated either by the Company other than for “cause” (as defined) or by Dr. Lu for “good reason” (as defined) and if Dr. Lu then obtains a new employment within one year from the date of his termination, the annual base salary payable by the Company to Dr. Lu shall be reduced by any amount received by him during such one year in connection with such other employment.

Payments Upon Termination by the Company for “Cause” or by Dr. Lu Other Than for “Good Reason”

In the event that Dr. Lu’s employment is terminated by (a) the Company for “cause” (as defined) or (b) Dr. Lu other than for “good reason” (as defined), (i) the Company shall promptly pay or provide to Dr. Lu the annual base salary, prorated through the date of termination, (ii) the Company shall pay to Dr. Lu any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination, (iii) the Company shall pay Dr. Lu his accrued but unused paid time off, and (iv) all stock-based compensation previously granted to Dr. Lu (including, but not limited to, all stock options, SARs, stock units, bonus units and stock grants) shall continue to be governed by the applicable award agreement.

Payment Upon Termination Due To Death or Disability

Under Dr. Lu’s employment agreement, Dr. Lu is entitled to a life insurance policy with a death benefit in an amount equal to that existing on the date of his employment agreement and/or a disability insurance policy in the maximum insurable amount as defined by such policy. The employment agreement does not provide for a payment to Dr. Lu in the event of termination due to death or disability.

The 2001 Incentive Plan generally provides that if the executive dies or becomes “permanently disabled” (as defined), the award will be exercisable by the executive’s successor until the earlier of (1) the expiration date of the award (not to

64 Diodes Incorporated

exceed ten years from date of grant in the case of options), or (2) for one year after such death or “permanent disability,” to the extent such award was exercisable on the date of death or permanent disability. The awards will generally continue to vest according to the vesting schedule.

The 2013 Plan generally provides if the executive is terminated due to death or Disability (as defined), the vested portions of his then-outstanding equity awards may be exercised by him or his personal representative within twelve months after the termination date and all unvested portions of all then-outstanding equity awards shall be forfeited without consideration as of the termination date (except for repayment of any amounts he had paid to the Company to acquire unvested portions underlying the forfeited equity awards).

Payment Upon a Change in Control

Except as otherwise stated in the 2001 Incentive Plan or in any of Dr. Lu’s equity award agreements, the 2001 Incentive Plan generally provides that, in the event of a change in control, (1) all of Dr. Lu’s stock options then outstanding shall become fully vested and exercisable as of the date of the change in control and shall terminate at such time as specified in his stock option agreements, and (2) all restrictions and conditions of all Restricted Stock Grants (as defined) then outstanding shall be deemed satisfied as of the date of the change in control.

Except as otherwise stated in the 2013 Plan or in any of Dr. Lu’s equity award agreements, the 2013 Plan generally provides that, (1) in the event of a change in control and/or the Company is a party to a merger, acquisition, reorganization or similar transaction, outstanding equity awards shall be subject to the merger agreement or other applicable transaction agreement, and (2) in the event of a change in control and there is no assumption, substitution or continuation of equity awards pursuant to a merger, acquisition, reorganization or similar transaction, the Compensation Committee of the Board (the “Compensation Committee”) in its discretion may provide that some or all Dr. Lu’s equity awards shall vest and become exercisable as of immediately before such change in control. The Compensation Committee may also in its discretion include in an applicable equity award agreement that accelerated vesting of an equity award will be provided if Dr. Lu’s service is terminated without cause by the Company (or its acquirer) within a specified period of time on or after a change in control. The Compensation Committee may also in its discretion include in an applicable equity award agreement a requirement that, under certain circumstances, acceleration of vesting (or compensation payable) with respect to such equity award shall be reduced (or eliminated) to the extent that such reduction (or elimination) would, after taking into account any other payments in the nature of compensation to which Dr. Lu would have a right to receive from the Company and any other person contingent upon the occurrence of a change in control, prevent the occurrence of a “parachute payment” as defined under Code Section 280G.

A change in control, as currently defined in both the 2001 Incentive Plan and the 2013 Plan, means the occurrence of any one (or more) of the following:

●

any person, including a group as defined in Section 13(d)(3) of the Exchange Act, as amended, becoming the beneficial owner of stock of the Company which entitles such holder to cast 25% or more of the total number of votes for the election of the Board;

●

a cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, in which the directors of the Company immediately prior to such event cease to be a majority of the Board;

●	the Company ceases to be an independent publicly owned company or a sale or other disposition is completed for all or substantially all the assets of the Company; or
●	a tender offer or exchange offer (other than one made by the Company) in which the shares of the Company’s stock are acquired.

65 Diodes Incorporated

Payment Upon Retirement

Dr. Lu’s employment agreement does not specifically provide for a cash payment to him in the event of his retirement.

Both the 2013 Plan and the 2001 Incentive Plan and forms of option and stock award agreements generally provide that upon retirement, the unvested stock options will be exercisable until the earlier of (1) the expiration date of the option (not to exceed ten years under the 2001 Plan and not to exceed eight years under the 2013 Plan, as restated and amended) or stock award, or (2) for three months after the termination date of the executive.

Assuming Dr. Lu’s employment was terminated due to his retirement on December 31, 2020, Dr. Lu would only be entitled to exercise his vested stock options.

Brett R. Whitmire, Julie Holland, Francis Tang and Emily Yang

Payment Upon Termination

Mr. Whitmire, Mr. Tang, Ms. Holland and Ms. Yang do not have employment agreements with the Company, and payments upon termination under any circumstance for them are governed by their respective equity award agreements, the 2013 Plan, the 2001 Incentive Plan and Company’s general policies for termination of employees as specified in the Company’s employee handbook. Please refer to the tables below in this Proxy Statement for further discussion of Mr. Whitmire’s, Mr. Tang’s, Ms. Holland’s and Ms. Yang’s payments upon termination on December 31, 2020, under any circumstance.

NEO Payments Upon Termination Events and Change In Control

The following tables assume (i) the triggering event took place on December 31, 2020; (ii) the price per share used to calculate the value of equity awards was $70.50, the closing price per share on December 31, 2020, the last trading day of 2020; (iii) the intrinsic value of nonqualified stock option acceleration is calculated by multiplying the difference between the respective exercise prices of any unvested nonqualified stock option shares that would have been subject to acceleration and $70.50 by the number of shares underlying the unvested nonqualified stock options that would have been subject to acceleration; (iv) the value of RSUs and Modified Awards acceleration is calculated by multiplying $70.50 by the number of RSUs and Modified Awards that would have been subject to acceleration; and (v) a performance incentive bonus was earned for 2020 at the level set forth in the “Summary Compensation Table.”

Name	Voluntary Termination or Termination With Cause ($) (1)	Termination Due to Disability or Death ($) (1) (2) (4)	Termination Without Cause ($) (1) (3)	Change in Control ($) (1) (4)
Keh-Shew Lu	10,052,625	33,065,729	10,802,374	31,542,504
Brett R. Whitmire	325,123	2,704,498	325,123	2,379,375
Julie Holland	467,909	6,296,779	467,909	5,828,870
Francis Tang	452,099	6,931,331	452,099	6,479,232
Emily Yang	340,376	4,210,826	340,376	3,870,450

(1) Includes amounts in the table below that could be realized upon exercising vested stock options.

(2) Such amounts do not include a $700,000 benefit for each NEO paid by the Company's life insurance policy upon death and do not include short- and long-term disability payments for the first year and long-term disability payments for the second year paid by disability insurance policies.

(3) Reflects the estimate of the payments and benefits that each NEO would receive assuming the NEO's employment was terminated without "cause" (and for Dr. Lu if he terminated his employment with “good reason”) on December 31, 2020. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for such payments.

(4) Represents the value of the continued vesting of the following shares underlying options, RSUs, and PRSAs upon a death or disability on December 31, 2020.

66 Diodes Incorporated

The table below sets forth the amount that could be realized upon the exercise of vested stock options:

Name	Amount ($) (1)
Keh-Shew Lu	8,529,400
Brett R. Whitmire	—
Julie Holland	—
Francis Tang	—
Emily Yang	—

(1) Amounts assume that all vested stock options as of December 31, 2020 are exercised as of December 31, 2020, and are calculated by multiplying the number of vested stock options by the difference between the exercise price and the closing price of the Company's Common Stock on December 31, 2020.

The following table reflects the estimate of the payments and benefits that each NEO would receive assuming the NEO's employment was terminated without "cause" (and for Dr. Lu if he terminated his employment for good reason) on December 31, 2020. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for such payments.

Name (a)	Base Salary ($) (b)	Bonus ($) (c)	Paid Vacation ($) (d)	Medical Benefits ($) (e)	Life Insurance, Disability and AD&D Benefits ($) (f)	Continued Vesting of Share-based Compensation ($) (g)	Total ($) (h)
Keh-Shew Lu	728,250	1,453,201	70,024	21,499	—	—	2,272,974
Brett R. Whitmire	—	305,738	19,385	―	—	—	325,123
Julie Holland	—	436,369	31,540	―	—	—	467,909
Francis Tang	—	414,551	37,548	―	—	—	452,099
Emily Yang	—	312,107	28,269	―	—	—	340,376

(b) For purposes of determining this amount, Dr. Lu would receive his current base salary for one-year following the termination.

(c) Any bonus amount would be prorated based on days employed in 2020 and calculated using actual 2019 results per the performance criteria in accordance with the Company's executive bonus plan.

(d) Reflects the estimated lump sum value of 18-month accrual of paid vacations.

(e) Reflects the estimated lump sum value of premiums to be paid on behalf of the executive under the medical benefit plans for 18 months for Dr. Lu.

(f) In the event of termination without cause, the Company does not continue to provide benefits under the life, disability, and accidental death and dismemberment insurance plans.

(g)  Dr. Lu's employment agreement provided certain payments and benefits if his employment was terminated with "cause."  Because Messrs. Whitmire and Tang and Ms. Holland and Ms. Yang do not have employment agreements with the Company, no estimates of payments or benefits are reflected in the above table.

The table below details the number of RSUs and PSUs, currently unvested, that would vest upon a change in control:

Name	Stock Options (#)	RSUs (#)	PSU (#)	Total (#)
Keh-Shew Lu	—	151,327	175,100	326,427
Brett R. Whitmire	—	21,750	12,000	33,750
Julie Holland	—	37,379	45,300	82,679
Francis Tang	—	41,604	50,300	91,904
Emily Yang	—	31,900	23,000	54,900

67 Diodes Incorporated

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Moss Adams LLP has been the Company’s independent registered public accounting firm since 1993 and has been selected by the Board, upon the recommendation of the Audit Committee, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Professional services rendered by Moss Adams LLP for 2020 consisted of an audit of the Company’s annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly financial statements, services related to filings with the SEC and meetings with the Company’s Audit Committee. All professional services rendered by Moss Adams LLP during 2020 were furnished at customary rates and terms. Representatives of Moss Adams LLP are expected to be present at the Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

AUDIT FEES, AUDIT-RELATED FEES, TAX FEES AND ALL OTHER FEES

For the fiscal years ended December 31, 2020 and 2019, fees for the services provided by Moss Adams LLP were approximately as follows:

Description	2020	2019
Audit fees (1)	$1,588,150	$1,309,161
Audit-related fees (2)	1,302,775	—
Tax fees, professional services related to income tax	—	—
All other fees, not included above	—	—
Total	$2,890,925	$1,309,161

(1) Includes fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company’s financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q.

(2) Includes assurance and related services, mostly relate to the LSC acquisition that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees of this section.

The Audit Committee administers the Company’s engagement of Moss Adams LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Moss Adams LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services.

Moss Adams LLP has advised the Company that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries. The Audit Committee, in reliance on the independent registered public accounting firm, determined that the provision of these services is compatible with maintaining the independence of Moss Adams LLP.

68 Diodes Incorporated

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted, and the Audit Committee may require the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approved categories. In those instances, the Audit Committee is required to specifically pre-approve such additional services before engaging the independent registered public accounting firm.

The Audit Committee has delegated pre-approval authority to each of its members. Each member must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Although the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 is not required to be submitted to a vote of stockholders, the Audit Committee believes that it is appropriate as a matter of policy to request that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person via the Internet or by proxy, and entitled to vote on the proposal at the Meeting, the Board will consider the selection of another independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

69 Diodes Incorporated

PROPOSALS OF STOCKHOLDERS AND STOCKHOLDER NOMINATIONS FOR 2022 ANNUAL MEETING

Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. Currently, the 2022 annual meeting of stockholders is expected to be held on or about May 25, 2022.

SEC Rule 14a-8 provides that any stockholder proposal to be included in the proxy statement for the Company’s 2022 annual meeting must be received by the Secretary of the Company at the Company’s office at 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024 on or before December 15, 2021, in a form that complies with applicable regulations. If the date of the 2022 annual meeting is advanced or delayed more than 30 days from the date of the 2021 annual meeting, stockholder proposals intended to be included in the proxy statement for the 2022 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2022 annual meeting. Upon any determination that the date of the 2022 annual meeting will be advanced or delayed by more than 30 days from the date of the 2021 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

In addition, the Company’s Bylaws require advance written notice of nominations or other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8.  The Company must receive written notice of such nominations or other proposals to be presented at the 2022 annual meeting, at the address stated in the preceding paragraph, no earlier than the close of business on Monday, January 24, 2022 and no later than the close of business on Wednesday, February 23, 2022.  If written notice of such nominations or other matters is not received within the time set forth in the Company’s Bylaws, the proxies solicited by the Board for the 2022 annual meeting of stockholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2022 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2022 annual meeting is advanced or delayed more than 30 days from the anniversary date of the 2021 annual meeting, then if the stockholder proposal has not been submitted to the Company within a reasonable time before the Company mails the proxy statement for the 2022 annual meeting, the proxies will confer the authority set out in the preceding sentence.

Stockholders may suggest candidates for the Board. Stockholders who wish to request that the Governance Committee consider a candidate for election at the 2022 annual meeting should submit information about the candidate to the Governance Committee a reasonable time before the Company begins to print and mail the proxy statement for the 2022 annual meeting. The requesting stockholder should provide sufficient biographical information about the proposed candidate to satisfy the requirements of the SEC for inclusion in the proxy statement and to permit the Governance Committee to evaluate the proposed candidate in light of the criteria described in “Corporate Governance – Nominating Procedures and Criteria and Board Diversity.” The request should also provide the full name, address and telephone number of the requesting stockholder and sufficient information to verify that the requesting stockholder is eligible to vote at the 2022 annual meeting. Additional information and certifications by the requesting stockholder and the proposed candidate may be required before the Governance Committee can make its evaluation.

70 Diodes Incorporated

ANNUAL REPORT AND FORM 10-K

The Company’s annual report to stockholders for the year ended December 31, 2020 accompanies or has preceded this Proxy Statement. The annual report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Moss Adams LLP, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2020, 2019 and 2018.

STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE SEC PURSUANT TO THE EXCHANGE ACT, FOR THE YEAR ENDED DECEMBER 31, 2020 BY WRITING TO THE COMPANY, ATTENTION: INVESTOR RELATIONS, 4949 HEDGCOXE ROAD, SUITE 200, PLANO, TEXAS 75024, OR EMAIL THE REQUEST TO DIODES-FIN@DIODES.COM. THE INFORMATION IS ALSO AVAILABLE ON THE COMPANY’S WEBSITE AT WWW.DIODES.COM AND THE SEC’S WEBSITE AT WWW.SEC.GOV.

Dated at Plano, Texas, this 14th day of April, 2021.

By Order of the Board of Directors,

DIODES INCORPORATED

Richard D. White,

Secretary

71 Diodes Incorporated

MEETING LOCATION

www.proxydocs.com/DIOD

Logo YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: Diodes Incorporated Annual Meeting of Stockholders For Stockholders as of record on March 29, 2021 TIME: Monday, May 24, 2021 07:00 PM, Central Time PLACE: Annual meeting to be held live via the Internet Please visit www.proxydocs.com/DIOD for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Keh-Shew Lu and Brett R. Whitmore, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Diodes Incorporated which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/DIOD • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-855-686-4804 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Diodes Incorporated Annual Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Directors FOR WITHHOLD 1.01 Angie Chen Button #P2# #P2# FOR 1.02 C.H. Chen #P3# #P3# FOR 1.03 Warren Chen #P4# #P4# FOR 1.04 Michael R. Giordano #P5# #P5# FOR 1.05 Keh-Shew Lu #P6# #P6# FOR 1.06 Peter M. Menard #P7# #P7# FOR 1.07 Christina Wen-Chi Sung #P8# #P8# FOR 1.08 Michael K.C. Tsai #P9# #P9# FOR FOR AGAINST ABSTAIN 2. Approval of Executive Compensation. To approve, on an advisory basis, the Company's executive compensation. #P10# #P10# #P10# FOR 3. Ratification of Appointment of Independent Registered Public Accounting Firm. To Ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the year ending December 31, 2021. #P11# #P11# #P11# FOR 4. To transact such other business as properly may come before the meeting or any adjournment or postponement thereof. You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/DIOD. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page - VIFL Date Signature (if held jointly) Date